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                                                         [Conformed as Executed]
                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

                                   dated as of

                                 April 23, 2003

                                 by and between

                OPBIZ, L.L.C., A NEVADA LIMITED LIABILITY COMPANY

                                       and

                              ALADDIN GAMING, LLC,
                       a Nevada limited-liability company

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                                TABLE OF CONTENTS

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Article I.      Definitions...........................................................................................      1
       Section 1.01    Defined Terms..................................................................................      1
       Section 1.02    Construction of Certain Terms and Phrases......................................................     18

Article II.     Sale of Assets and Closing............................................................................     18
       Section 2.01    Assets.........................................................................................     18
       Section 2.02    Liabilities....................................................................................     23
       Section 2.03    Consideration; Credit Bids; Deposits; Allocation...............................................     24
       Section 2.04    Closing; Escrow................................................................................     25
       Section 2.05    As-Is Condition................................................................................     27
       Section 2.06    Further Assurances; Post-Closing Cooperation...................................................     28
       Section 2.07    Insurance Proceeds.............................................................................     29
       Section 2.08    Third-Party Consent............................................................................     30
       Section 2.09    Bankruptcy Court Approvals and Protections for Purchaser.......................................     30
       Section 2.10    Working Capital-Related True-Ups...............................................................     35
       Section 2.11    Post-Closing Audit and Payment.................................................................     36
       Section 2.12    Indemnity Escrow Account.......................................................................     37
       Section 2.13    Post-Closing Obligations Regarding Promotional Vehicles........................................     37
       Section 2.14    Effect of Appellate Proceeding.................................................................     38
       Section 2.15    Treatment of Rejectable Contracts..............................................................     38

Article III.    Representations and Warranties of Seller..............................................................     39
       Section 3.01    Organization of Seller.........................................................................     39
       Section 3.02    Authority......................................................................................     39
       Section 3.03    Governmental Approvals and Filings.............................................................     39
       Section 3.04    Financial Statements...........................................................................     39
       Section 3.05    Absence of Changes.............................................................................     40
       Section 3.06    Taxes..........................................................................................     41
       Section 3.07    Real Property..................................................................................     42
       Section 3.08    Certain Assets and Properties and Contracts....................................................     44
       Section 3.09    Intellectual Property Rights...................................................................     44
       Section 3.10    Contracts......................................................................................     45
       Section 3.11    Licenses.......................................................................................     45
       Section 3.12    Foreign Person.................................................................................     46
       Section 3.13    Brokers........................................................................................     46
       Section 3.14    Labor Matters; Employees.......................................................................     46
       Section 3.15    No Other Agreements to Sell....................................................................     47
       Section 3.16    Insurance......................................................................................     47
       Section 3.17    No Conflicts...................................................................................     48
       Section 3.18    Complaints.....................................................................................     48
       Section 3.19    Accounts Receivable............................................................................     49
       Section 3.20    Legal Proceedings..............................................................................     49
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
       Section 3.21    Reservations...................................................................................     49
       Section 3.22    Compliance With Laws...........................................................................     49
       Section 3.23    Reports........................................................................................     49
       Section 3.24    Environmental Laws.............................................................................     49
       Section 3.25    Delivery of Documents..........................................................................     50
       Section 3.26    Sufficiency of the Transferred Assets..........................................................     50

Article IV.     Representations and Warranties of Purchaser...........................................................     50
       Section 4.01    Organization...................................................................................     50
       Section 4.02    Authority......................................................................................     50
       Section 4.03    No Conflicts...................................................................................     50
       Section 4.04    Governmental Approvals and Filings.............................................................     51
       Section 4.05    Legal Proceedings..............................................................................     51
       Section 4.06    Brokers........................................................................................     51

Article V.      Covenants of Seller...................................................................................     51
       Section 5.01    Regulatory and Other Approvals.................................................................     51
       Section 5.02    HSR Filings....................................................................................     52
       Section 5.03    Investigation by Purchaser.....................................................................     52
       Section 5.04    Conduct of Business............................................................................     52
       Section 5.05    Financial Statements and Reports; Filings......................................................     53
       Section 5.06    Delivery of Books and Records, etc.; Removal of Property.......................................     53
       Section 5.07    Title Insurance Policies and Exceptions........................................................     54
       Section 5.08    Developments and Notifications.................................................................     55
       Section 5.09    Fulfillment of Conditions......................................................................     56
       Section 5.10    Baggage........................................................................................     56
       Section 5.11    Safe Deposits..................................................................................     56
       Section 5.12    Valet Parking..................................................................................     56
       Section 5.13    Cure Obligations...............................................................................     57
       Section 5.14    Maintenance....................................................................................     57
       Section 5.15    Representations and Warranties.................................................................     57
       Section 5.16    Plan...........................................................................................     57
       Section 5.17    Injunctions....................................................................................     57
       Section 5.18    Notices. ......................................................................................     57
       Section 5.19    Press Release..................................................................................     58
       Section 5.20    Accounts Receivable............................................................................     58
       Section 5.21    Plan and Disclosure Statement..................................................................     58
       Section 5.22    Updates of Employee and Accounts Receivable Information........................................     58
       Section 5.23    Access to Hotel Information....................................................................     59
       Section 5.24    Closing the Due Diligence Room.................................................................     59

Article VI.     Covenants of Purchaser................................................................................     59
       Section 6.01    Regulatory and Other Approvals and Notifications...............................................     59
       Section 6.02    HSR Filings....................................................................................     60
       Section 6.03    Representations and Warranties.................................................................     60
       Section 6.04    Notice and Cure................................................................................     61
       Section 6.05    Fulfillment of Conditions......................................................................     61
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
       Section 6.06    Injunctions....................................................................................     61
       Section 6.07    Notices........................................................................................     61
       Section 6.08    Press Release..................................................................................     62
       Section 6.09    Intentionally Omitted..........................................................................     62
       Section 6.10    Employment of Purchaser's Chief Executive Officer or Execution of Hotel Management and
                       Subordination Agreements.......................................................................     62
       Section 6.11    Planet Hollywood Agreement.....................................................................     62
       Section 6.12    Notification of Amendments.....................................................................     62
       Section 6.13    Financial Projections..........................................................................     62
       Section 6.14    Provision of Status Reports Respecting Gaming Licensure........................................     62
       Section 6.15    Bankruptcy Case Involvement....................................................................     63

Article VII.    Conditions to Obligations of Purchaser................................................................     63
       Section 7.01    Representations and Warranties.................................................................     63
       Section 7.02    Performance....................................................................................     63
       Section 7.03    Orders and Laws................................................................................     63
       Section 7.04    Regulatory Consents and Approvals..............................................................     64
       Section 7.05    Third Party Consents...........................................................................     64
       Section 7.06    Deliveries.....................................................................................     64
       Section 7.07    Title Policy...................................................................................     64
       Section 7.08    Restated Credit Agreement......................................................................     64
       Section 7.09    Effectiveness of Plan..........................................................................     65
       Section 7.10    Execution of Confirmation Order by GECC........................................................     65

Article VIII.   Conditions to Obligations of Seller...................................................................     65
       Section 8.01    Representations and Warranties.................................................................     65
       Section 8.02    Performance....................................................................................     65
       Section 8.03    Orders and Laws................................................................................     65
       Section 8.04    Regulatory Consents and Approvals..............................................................     65
       Section 8.05    Restated Credit Agreement......................................................................     66
       Section 8.06    Organizational Documents.......................................................................     66
       Section 8.07    Renovation Capital Expenditure.................................................................     66
       Section 8.08    Effectiveness of Plan..........................................................................     66

Article IX.     Tax Matters and Post-Closing Taxes....................................................................     66
       Section 9.01    Taxes..........................................................................................     66
       Section 9.02    Pre-Closing Tax Returns and Taxes..............................................................     66
       Section 9.03    Tax Indemnification............................................................................     67
       Section 9.04    Tax Cooperation................................................................................     67
       Section 9.05    Notification of Proceedings; Control...........................................................     67
       Section 9.06    Debt Restructuring Taxes.......................................................................     68

Article X.      Post-Closing Employment Obligations of Purchaser......................................................     68
       Section 10.01   Hiring and Retaining Employees.................................................................     68
       Section 10.02   Purpose and Intent.............................................................................     69
       Section 10.03   Enforcement of Obligations.....................................................................     69
       Section 10.04   Exception to Hiring Obligations................................................................     69
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
Article XI.     Survival of Representations, Warranties, Covenants and Agreements.....................................     69

Article XII.    Indemnification and Other Remedies....................................................................     70
       Section 12.01   Indemnification by Seller......................................................................     70
       Section 12.02   Indemnification by Purchaser...................................................................     70
       Section 12.03   Limitations on Seller's Liability..............................................................     70
       Section 12.04   Exculpation....................................................................................     71

Article XIII.   Casualties and Taking.................................................................................     71
       Section 13.01   Casualties.....................................................................................     71
       Section 13.02   Taking.........................................................................................     72

Article XIV.    Termination...........................................................................................     73
       Section 14.01   Termination....................................................................................     73
       Section 14.02   Extension of Expiration Date...................................................................     75
       Section 14.03   Effect of Termination..........................................................................     75

Article XV.     Miscellaneous.........................................................................................     75
       Section 15.01   Notices........................................................................................     75
       Section 15.02   Entire Agreement...............................................................................     77
       Section 15.03   Expenses.......................................................................................     78
       Section 15.04   Waiver; Remedies...............................................................................     78
       Section 15.05   Amendment......................................................................................     78
       Section 15.06   No Third Party Beneficiary.....................................................................     78
       Section 15.07   No Assignment; Binding Effect..................................................................     78
       Section 15.08   Directors and Officers.........................................................................     78
       Section 15.09   Headings.......................................................................................     79
       Section 15.10   Consent to Jurisdiction; Venue.................................................................     79
       Section 15.11   Invalid Provisions.............................................................................     79
       Section 15.12   Governing Law..................................................................................     79
       Section 15.13   Counterparts...................................................................................     79
       Section 15.14   Employees and Independent Contractors..........................................................     79
       Section 15.15   Recordation....................................................................................     79
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                                    EXHIBITS

A        Confirmation Order Provisions

B        Form of Sales Process Order

C        Form of Escrow Agreement

D        Form of General Assignments and Bills of Sale

E        Form of Assumption Agreement

F        Sample Balance Sheet

G        Form of Press Release

H        Form of Estoppel Certificates

I        Form of Indemnity Escrow Agreement

J        Form of Intellectual Property Assignments

K        Assignment and Assumption of REA

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                                    SCHEDULES

Schedule 1.01(I)           Persons Having Knowledge on Behalf of Purchaser
Schedule 1.01(II)          Property
Schedule 2.01(a)(i)        Real Property
Schedule 2.01(a)(ii)(A)    Real Property Leases - Seller as Lessor
Schedule 2.01(a)(ii)(B)    Real Property Leases - Seller as Lessee
Schedule 2.01(a)(iv)       Assumed Pre-Existing Contracts
Schedule 2.01(a)(v)        Intangible Personal Property
Schedule 2.01(a)(vi)       Licenses
Schedule 2.01(a)(vii)      Vehicles
Schedule 2.01(a)(xiii)     Prepaid Expenses
Schedule 2.01(b)(vi)       Insurance Claims
Schedule 2.01(b)(vii)(A)   Deposits With Governmental or Regulatory Authorities
Schedule 2.01(b)(vii)(B)   Non-transferable Prepaid Expenses and Assets that are
                           Current Assets
Schedule 2.01(b)(viii)     Equity Interests
Schedule 2.01(b)(ix)       Insurance Policies
Schedule 2.01(b)(x)        Excluded Licenses
Schedule 2.02(a)(ii)(C)    Assumed Employee Plans
Schedule 2.02(a)(ii)(D)    Taxes
Schedule 2.02(b)(iv)       Pending Actions or Proceedings
Schedule 2.15              Rejectable Contracts
Schedule 3.01              Other Entities
Schedule 3.03              Seller's Governmental Approvals and Filings
Schedule 3.04(a)           Financial Statements
Schedule 3.04(b)           Sample Balance Sheet
Schedule 3.05              Absence of Changes
Schedule 3.05(b)(i)(C)     Permitted Dispositions
Schedule 3.06(a)           Tax Return Filings
Schedule 3.06(b)           Payment and Withholding of Taxes
Schedule 3.06(e)           Taxes of Other Persons
Schedule 3.06(f)           Tax Proceedings
Schedule 3.07(a)           Real Property Title Matters
Schedule 3.07(b)           Rent Roll for Tenant Leases
Schedule 3.07(c)           Violations of Law
Schedule 3.07(d)           Utilities
Schedule 3.07(e)           Licenses and Permits
Schedule 3.07(g)           Tax Assessments
Schedule 3.07(h)           Other Real Property
Schedule 3.07(i)           Plans and Eminent Domain Proceedings
Schedule 3.07(k)           Easements
Schedule 3.08(a)           Tangible Personal Property Title Matters
Schedule 3.08(b)           Exceptions to Vesting of Title in Purchaser
Schedule 3.09(a)           Intellectual Property Exceptions
Schedule 3.09(b)           Intellectual Property Compensation Obligations and
                           Grants

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Schedule 3.09(d)           Intellectual Property Assignments
Schedule 3.09(e)           Assignments and Transfers Affecting Title to
                           Trademarks, Copyrights and Domain Names
Schedule 3.10(b)(I)        Contracts Not Cured or Transferred
Schedule 3.10(b)(II)       Non-Debtor Defaults in Respect of Assumed Contracts
Schedule 3.11              License Defaults
Schedule 3.14(a)           Labor Matters
Schedule 3.14(b)           Employee Information
Schedule 3.14(c)           Notice of Violations
Schedule 3.14(e)           Employee Claims
Schedule 3.14(f)           Employee Plans
Schedule 3.16              Insurance
Schedule 3.17(c)           Seller's Conflicts
Schedule 3.19              Accounts Receivable Customer Listing
Schedule 3.20              Legal Proceedings
Schedule 3.21              Reservations
Schedule 3.22              Compliance With Laws
Schedule 3.24              Environmental Laws
Schedule 4.03              Purchaser's Conflicts
Schedule 4.04              Purchaser's Governmental Approvals and Filings
Schedule 4.05              Purchaser's Legal Proceedings
Schedule 5.04              Maintenance and Capital Expenditure Payments
Schedule 5.07(b)           Permitted Exceptions
Schedule 7.05              Third Party Consents - Purchaser's Condition
                           Precedent

                                      vii


                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement, dated as of April 23, 2003, is entered into by and between OpBiz, L.L.C., a Nevada limited liability company ("Purchaser") and Aladdin Gaming, LLC, a Nevada limited-liability company ("Seller"). Capitalized terms not defined elsewhere herein have the meanings set forth in Article I.

                             PRELIMINARY STATEMENTS

         A. Seller is engaged in the business of owning and operating the hotel/casino known as the Aladdin Resort & Casino (the "Hotel/Casino"), located in Las Vegas, Nevada, and conducting various related activities including, without limitation: (i) the rental of guest, conference or banquet rooms at the Hotel/Casino; (ii) the operation of the casino at the Hotel/Casino; (iii) the operation of restaurant, bar or banquet services at the Hotel/Casino; (iv) the rental of certain commercial, entertainment or retail space to tenants at the Hotel/Casino; and (v) the operation of the Theatre for the Performing Arts (collectively, the "Business").

         B. Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain of the assets of Seller relating to the Business and, in consideration thereof, Purchaser agrees to assume certain liabilities of Seller relating to the Business, all on the terms set forth herein.

         C. Seller is a debtor and debtor-in-possession under the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute applicable to the Bankruptcy Case (the "Bankruptcy Code"), in proceedings (the "Bankruptcy Case") before the United States Bankruptcy Court for the District of Nevada, Southern Division (the "Bankruptcy Court").

         D. In addition to other conditions set forth in this Agreement, the consummation of the purchase and sale transaction contemplated by this Agreement is subject to confirmation of the Plan by the Bankruptcy Court.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. DEFINITIONS.

         1.01 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

         "Acceptance Election Date" has the meaning ascribed to it in Section 2.15.

         "Accounts Receivable" means all accounts receivable owed to Seller in connection with the Business including, without limitation, charges for the use or occupancy of guest, conference or banquet rooms or other facilities at the Hotel/Casino, restaurant, bar or banquet services, or

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other goods or services provided by or on behalf of Seller at the Hotel/Casino, any payments received with respect thereto after the Closing Date, and unpaid interest accrued on any Accounts Receivable.

         "Action or Proceeding" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

         "Advance Reservations and Similar Deposits" means all cash or cash-equivalent deposits for advance reservations, bookings, room and banquet deposits applicable to any period following the Closing (other than any such deposits which have been forfeited by the depositing party as of the Transfer
Time), and originals of casino credit files with respect to the casino operations.

         "Adversary Proceeding" has the meaning ascribed to it in Section 9.05.

         "Affiliate" of a specified Person has the meaning set forth in Section 101(2) of the Bankruptcy Code, except that all references in that section to "debtor" shall be deemed references to such specified Person, regardless of whether that Person is a debtor under the Bankruptcy Code.

         "Agreement" means this Purchase and Sale Agreement and the Exhibits and the Schedules hereto, as the same may be amended from time to time; provided, however, that as to any representations or warranties which are given as of the date of this Agreement, "Agreement" in that context means this Purchase and Sale Agreement and the Exhibits and the Schedules hereto as originally executed, without regard to subsequent amendments except to the extent (if any) that such amendments specifically provide otherwise.

         "AICPA Statement of Position 90-7" means the statement of position which presents the recommendations of the American Institute of Certified Public Accountants Task Force on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code on reporting for entities that have filed petitions with the United States Bankruptcy Court and expect to reorganize as going concerns under Chapter 11 of the Bankruptcy Code.

         "ALTA" means the American Land Title Association.

         "Alternative Arrangement" has the meaning ascribed to it in Section
2.08.

         "Alternative Event" means Seller's or the Bank Group's seeking, supporting or failing to oppose, any of the following actions that cause the Transferred Assets not to be sold to Purchaser pursuant to this Agreement: (A) dismissal of the Bankruptcy Case, (B) confirmation of a plan of reorganization or liquidation, dissolution, merger or substantially similar transaction that is inconsistent with the sale of the Transferred Assets to Purchaser pursuant to this Agreement, except as permitted by the Sales Process Order and Purchaser Selection Order, (C) the appointment of a trustee, receiver, liquidator or similar Person for the purpose of liquidating the Transferred Assets, (D) liquidation of the Transferred Assets pursuant to a proceeding under Chapter 11 of the Bankruptcy Code or conversion of the Bankruptcy Case to a proceeding under Chapter 7 of the Bankruptcy Code, (E) the Bankruptcy Court's approval of any course of action materially inconsistent with the sale of the Transferred Assets to Purchaser in accordance with this Agreement, except as permitted by the Sales Process Order and Purchaser Selection Order,

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or (F) the Bank Group's direct or indirect acquisition of the Hotel/Casino;
provided, however, that if (x) the Bankruptcy Court enters an Order inconsistent with, or fails to enter an Order necessary for, conclusion of the transactions which are the subject of this Agreement or (y) if any of the events listed in clauses (A) through (F) of this paragraph occur and do not constitute an Alternative Event, then neither Seller's nor the Bank Group's thereafter seeking, supporting or failing to oppose any of the events in clauses (A) through (F) of this paragraph shall not be deemed an "Alternative Event."

         "Alternative Offer Deadline" means the Business Day established by the Sales Process Order as the deadline for submission of a Qualified Offer to Seller.

         "Alternative Transaction" means a sale of the Business or a sale of all or substantially all of the Transferred Assets pursuant to a Qualified Offer which is (i) approved by the Bankruptcy Court at the Purchaser Selection Hearing and as a modification to the Plan, (ii) confirmed by the Confirmation Order and
(iii) memorialized in a definitive purchase and sale agreement.

         "Alternative Transaction Order" has the meaning ascribed to it in
Section 2.09(c)(i).

         "Appellate Proceeding" means a timely appeal, petition for certiorari or request for reargument or rehearing with respect to the Purchaser Selection Order or the Confirmation Order, or any appeal with respect to any of the foregoing proceedings.

         "Appellate Proceeding Election" has the meaning ascribed to it in
Section 2.14.

         "Appellate Proceeding Election Date" has the meaning ascribed to it in
Section 2.14.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, used, held for use or leased by such Person, including without limitation, cash, accounts and notes receivables, chattel paper, documents, instruments, general intangibles, real estate, fixtures, furniture, equipment, inventory, goods and Intellectual Property.

         "Assignment Instruments" has the meaning ascribed to it in Section 2.04(c)(i).

         "Assumed Contract" means an Assumed Pre-Existing Contract or an Assumed Future Contract.

         "Assumed Future Contract" has the meaning ascribed to it in Section 2.01(a)(x).

         "Assumed Liabilities" has the meaning ascribed to it in Section
2.02(a).

         "Assumed Pre-Existing Contract" has the meaning ascribed to it in
Section 2.01(a)(iv).

         "Assumption Instruments" has the meaning ascribed to it in Section 2.04(c)(ii).

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

         "Balance Sheet" means an unaudited consolidated balance sheet of Seller prepared in accordance with GAAP, except to the extent that such balance sheet or the notes thereto specify non-GAAP principles in accordance with which the balance sheet was prepared.

         "Bank Group" means collectively the following: AG Capital Funding Partners LP, AIMCO CDO Series 2000-A, Allstate Life Insurance Company, BDCM Opportunity Fund, LP, Bear, Stearns & Co. Inc., BFC Capital Inc., Blue Square Funding Limited Series 3, Chang Hwa Commercial Bank, Debt Strategies Fund II, Elf Funding Trust I, Event Partners Debt Acquisition, LLC, Foothill Partners IV, L.P., Gleneagles Trading LLC, Highland Legacy Limited, International Commercial Bank of China, Jackson National Life Insurance Company, Liberty-Stein Roe Advisor Floating Rate Advantage Fund, ML CLO Pilgrim XV Pilgrim America (Cayman) Ltd., ML Pilgrim CLO XX Pilgrim America (Cayman) Ltd., Oaktree Capital Management LLC, OCM Real Estate Opportunities Fund II, L.P., Pacifica Partners I, LP, Pam Capital Funding LP, Pilgrim Prime Rate Trust, Silver Oak Capital, LLC, SRV-Highland, Inc., Stein Roe Floating Rate Limited Liability Company, The Bank of Nova Scotia, The ING Capital Senior Secured High Income Holdings Fund, Van Kampen CLO I Limited, Van Kampen CLO II, Ltd., Van Kampen Prime Rate Income Trust, Van Kampen Senior Floating Rate Fund, Van Kampen Senior Income Trust, General Electric Capital Corporation and GMAC Commercial Mortgage Corporation (and their successors-in-interest with respect to claims against Seller).

         "Bank Group Approval" means, subject to the conditions precedent that the Confirmation Order has been entered, that: (i) the Restated Credit Agreement has been executed and delivered and has become effective, unless Purchaser is otherwise in breach of this Agreement and (ii) the condition set forth in
Section 5.1(y) of the Restated Credit Agreement has been satisfied.

         "Bankruptcy Case" has the meaning ascribed to it in the Preliminary Statements.

         "Bankruptcy Code" has the meaning ascribed to it in the Preliminary Statements.

         "Bankruptcy Court" has the meaning ascribed to it in the Preliminary Statements.

         "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure promulgated pursuant to 28 U.S.C. Section 2075 and the Local Rules of Practice of the Bankruptcy Court as amended from time to time during the Bankruptcy Case.

         "Base Amount" has the meaning ascribed to it in Section 2.10(a).

         "Bazaar" means Aladdin Bazaar, LLC, a Delaware limited-liability company.

         "Bazaar Note" has the meaning ascribed to it in Section 2.01(a)(xv).

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records (whether in electronic, tangible or other form) relating to the business, operations, condition, results of operations or Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, but excluding medical and workers' compensation records and files relating to personnel.

         "Breakup Fee" has the meaning ascribed to it in Section 2.09(a).

         "Business" has the meaning ascribed to it in the Preliminary
Statements.

         "Business Books and Records" has the meaning ascribed to it in Section 2.01(a)(ix).

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in New York City or Nevada are authorized or obligated to close.

         "Casualty" has the meaning ascribed to it in Section 13.01(a).

         "Certificate of Occupancy" means a final certificate of occupancy (and not a temporary or partial certificate of occupancy) for the Hotel/Casino issued by the applicable governmental authority with jurisdiction for the completed building improvements constituting the Hotel/Casino and evidencing that such improvements may be occupied for the purpose(s) intended. For purposes of this Agreement, "Certificate of Occupancy" shall include such a certificate of occupancy as described in Section 22.02.908 of the Clark County, Nevada Code.

         "Chief Executive Officer" means the chief executive officer hired by Purchaser in accordance with Section 6.10 of this Agreement.

         "Closing" means the closing of the transactions as contemplated by this Agreement.

         "Closing Date" has the meaning ascribed to it in Section 2.04(a).

         "CLTA" means the California Land Title Association.

         "Code" means the Internal Revenue Code of 1986, as amended, 26 U.S.C.
Section 1 et seq.

         "Common Parking Area Use Agreement" means that certain Common Parking Area Use Agreement, dated February 26, 1998, by and among Seller and Bazaar.

         "Condemnation Notice" has the meaning ascribed to it in Section 13.02.

         "Condition of the Business" means the financial condition and results of operations of the Business or the Transferred Assets.

         "Confirmation Order" means the Bankruptcy Court Order confirming the Plan, which such Order shall contain the provisions set forth in Exhibit A and shall otherwise be reasonably acceptable to Purchaser with respect to matters that affect Purchaser's interest in any of the Transaction Documents or the transactions contemplated thereby.

         "Consideration" has the meaning ascribed to it in Section 2.03(a).

         "Contract" means any Assumed Contract, Real Property Lease, personal property lease, agreement, lease (including the Real Property Leases), license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

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

         "Credit Agreement" shall mean that certain Credit Agreement, dated as of February 26, 1998, between Seller, as borrower, and The Bank of Nova Scotia and the other Pre-Petition Lenders (as identified therein) as amended from time to time. The Credit Agreement was amended seven times from January 29, 1999 to July 30, 2001, which included the increases of the credit facility by $50,000,000 in July of 2000 and $5,000,000 in December of 2000.

         "Credit Facility Notes" means the Term A Notes, Term B Notes, Term C Notes and Term D Notes issued by Seller under the Credit Agreement.

         "Current Assets" means, as of the date of a Balance Sheet, the total amount of current assets reported on such Balance Sheet.

         "Current Liabilities" means, as of the date of a Balance Sheet, the total amount of current liabilities reported on such Balance Sheet.

         "Deed" has the meaning ascribed to it in Section 2.04(c)(i)(C).

         "Development" has the meaning ascribed to it in Section 5.08(a).

         "Development Notification" has the meaning ascribed to it in Section 5.08(a).

         "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

         "Dispute Notice" has the meaning ascribed to it in Section 2.11.

         "DOJ" means the Antitrust Division of the United States Department of Justice.

         "Earnest Money Deposit" means collectively the Initial Earnest Money Deposit, the Second Earnest Money Deposit, the Extension Earnest Money Deposits and the Rejection Damages Deposit to the extent that Purchaser has paid them.

         "Effective Date" means the last to occur of: (i) the first Business Day that is at least 11 days after the date upon which the Bankruptcy Court dockets the Confirmation Order confirming the Plan and on which no stay of the Confirmation Order is in effect and (ii) the Business Day on which all of the conditions set forth in Article 9 to the Plan have been satisfied or waived.

         "Employee" means each employee or officer of Seller engaged in the conduct of any part of the Business, but shall specifically exclude independent contractors.

         "Employee Plan" means any (i) employee pension benefit plan (as defined in Section 3(2) of ERISA) or employee welfare benefit plan (as defined in
Section 3(1) of ERISA) which is subject to ERISA and which Seller or any ERISA Affiliate, maintains, contributes to or is obligated to contribute to on behalf of current or former Employees, or otherwise has any present or contingent liability with respect to; or (ii) severance, stock option, payroll taxes, sick pay, profit sharing, bonus, deferred compensation, equity appreciation plan or any other plan, practice or arrangement providing benefits or compensation to current or former Employees.

         "Employment Loss" has the meaning ascribed to it under WARN.

         "Entitlement Date" means the date on which Seller has become entitled to the Breakup Fee under Section 2.09(c).

         "Environmental Claim" means a claim, however asserted, by any Governmental or Regulatory Authority or other Person alleging potential liability on the part of Seller or any of its subsidiaries for violation of, or liability under, any Environmental Laws or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability for damages, punitive damages, cleanup costs, removal costs, remedial costs, response costs, restitution, civil or criminal penalties, injunctive relief or other type of relief, resulting from or based on (i) the presence, placement, discharge, emission or release (including intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental placement, spill, leak, discharge, emission or release) of any Hazardous Material at, in or from property, whether or not owned by Seller or any of its subsidiaries, or (ii) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

         "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, and consent decrees relating to health, hazardous substances, and environmental matters applicable to the Business or the Transferred Assets. Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., as amended; the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended; the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq., as amended; NRS Chapter 459; NRS Sections 444.440 to 444.650, inclusive; NRS Chapters 445A and 445B; NRS Sections 590.700 to 590.920, inclusive; NRS Sections 618.750 to 618.850, inclusive; NRS Sections 533.324 to 533.4385, inclusive; and NRS Section 502.390.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means a corporation, trade or business which is treated with Seller as a member of a controlled group of corporations, trades or businesses under common control pursuant to Code Sections 414(b), (c), (m) or
(o).

         "ESA" means that certain Energy Service Agreement, dated as of September 24, 1998 by and between Seller and Northwind, as amended and modified by, inter alia, the terms of that certain Settlement Agreement and Order of the Bankruptcy Court dated December 10, 2002.

         "ESCA" means that certain Energy Services Coordination Agreement, dated as of May 28, 1999, by and between Seller and Bazaar as amended and modified by, inter alia, the terms of that certain Settlement Agreement and Order of the Bankruptcy Court dated December 10, 2002.

         "Escrow Account" means the account established and maintained by the Escrow Agent pursuant to the Escrow Agreement.

         "Escrow Agent" means United Title Company of Nevada.

         "Escrow Agreement" means that certain Escrow Agreement, substantially in the form of Exhibit C, pursuant to which the Earnest Money Deposit shall be escrowed.

         "Escrow Fees" means the fees and other amounts payable to the Escrow Agent pursuant to the Escrow Agreement and the Indemnity Escrow Agreement.

         "Estoppel Certificates" has the meaning ascribed to it in Section 2.04(g)(v).

         "Excluded Assets" has the meaning ascribed to it in Section 2.01(b).

         "Excluded Books and Records" has the meaning ascribed to it in Section 2.01(b)(ii).

         "Excluded Licenses" has the meaning ascribed to it in Section
2.01(b)(x).

         "Expense Reimbursement" has the meaning ascribed to it in Section 2.09(b).

         "Expiration Date" has the meaning ascribed to it in Section 14.01(k).

         "Extension Earnest Money Deposit" has the meaning ascribed to it in
Section 2.03(c).

         "Extension Notice" means a written notice from Purchaser to Seller extending the Expiration Date by one month pursuant to Section 14.02.

         "FAS" means Financial Accounting Standards issued by the Financial Accounting Standards Board.

         "Final Balance Sheet" has the meaning ascribed to it in Section
2.10(a).

         "Final Order" means an order, judgment or other decree of the Bankruptcy Court that has not been vacated, reversed, modified, amended or stayed, and for which the time to appeal or seek review or rehearing has expired.

         "Financial Projections" means financial projections that (i) relate to the Business, the Transferred Assets or the Assumed Liabilities and (ii) are provided to Purchaser, any Sponsors or any of their respective Affiliates by Seller or on Seller's behalf.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means generally accepted accounting principles in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

         "Gaming Authorities" means the applicable gaming and liquor licensing and regulatory authorities of the State of Nevada and Clark County, including the Nevada Gaming Commission, the State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

         "GECC" means General Electric Capital Corporation, for itself and as agent for certain assigns and participants, and its successors and assigns.

         "GECC Facilities Agreement" means that certain Facilities Agreement between GECC, for itself and as agent for certain assigns and participants, and Seller, dated as of June 26, 1998, as amended, and all operative documents relating thereto including, but not limited to, the Master Lease Agreement, Term Loan Note, Lease Equipment Schedules and Collateral Schedules (as such terms are used in the GECC Facilities Agreement).

         "GECC Term Loan Agreement" means that certain Facilities Agreement, dated as of June 26, 1998, as amended, by and between GECC, for itself and as agent for certain participants named therein, and Seller.

         "GECC Term Note" means the note executed by Seller on June 26, 1998 evidencing the obligation due GECC pursuant to the GECC Term Loan Agreement.

         "Governmental or Regulatory Authority" means any Gaming Authority, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Group Health Plans" means all group health plans, as defined in
Section 5000(b)(1) of the Code, that are maintained by Seller.

         "Harmon Intersection Plan" means a plan for improvement, realignment, relocation, construction and/or expansion of Harmon Avenue, including the removal and relocation of sidewalks, curbs, gutters, medians, landscaping, irrigation systems, storm drains, utilities, traffic signals, traffic signing and striping, lighting, traffic controls, waterlines, bridges, and masonry retaining walls, as shown in the "2002 Improvement Plans for Harmon Avenue from Polaris Avenue to Las Vegas Blvd." from the Clark County, Nevada Department of Public Works, conformed and issued for construction as of December 18, 2002.

         "Hazardous Material" means any of those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including, without limitation, all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste, and including, without limitation, any petrochemical or petroleum products, radioactive materials, asbestos in any form which is friable, UREA formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

         "Hollywood Casino Challenge" means an Action or Proceeding, or a threatened Action or Proceeding, by or on behalf of Hollywood Casino Corporation, a Delaware corporation, or any of its Affiliates challenging or disputing Purchaser's use of the Planet Hollywood name or mark or the Planet Hollywood Agreement.

         "Hotel" means the hotel portion of the Hotel/Casino.

         "Hotel/Casino" has the meaning ascribed to it in the Preliminary Statements.

         "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

         "Improvements" has the meaning ascribed to it in Section 2.01(a)(i).

         "Indebtedness" of any Person means all obligations of such Person (i) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business) or (ii) in the nature of guarantees of the obligations described in clause (i) above of any other Person.

         "Indemnified Party" means any Person claiming indemnification under
Article XII.

         "Indemnity Escrow Account" means the account established and maintained by the Escrow Agent pursuant to the Indemnity Escrow Agreement.

         "Indemnity Escrow Agreement" means that certain Indemnity Escrow Agreement, substantially in the form of Exhibit I, pursuant to which the Indemnity Escrow Amount shall be escrowed.

         "Indemnity Escrow Amount" has the meaning ascribed to it in Section
2.12.

         "Indemnity Escrow Period" has the meaning ascribed to it in Section
2.12.

         "Indemnity Notice" means written notification by an Indemnified Party of a claim for indemnity under Article XII, specifying in reasonable detail (to the extent known by the Indemnified Party) the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

         "Initial Earnest Money Deposit" has the meaning ascribed to it in
Section 2.03(c).

         "Intangible Personal Property" has the meaning ascribed to it in
Section 2.01(a)(v).

         "Intellectual Property" shall mean all of the following: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and slogans, business and product names, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith;
(ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, computer programs and software (including source code, object code, documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software programs and software, applications or registrations in any jurisdiction for the foregoing and moral rights related thereto; (v) databases and database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of such Internet Web sites.

         "Intellectual Property Assignments" means the Assignment of Federal Use Trademark, Assignment of Federal Intent to Use Trademark, Assignment of State of Nevada Trademark, Copyright Assignment and Registrant Name Change Agreement, each of which is substantially in the respective form contained in Exhibit J.

         "Inventoried Baggage" has the meaning ascribed to it in Section 5.10.

         "Inventoried Vehicles" has the meaning ascribed to it in Section 5.12.

         "Inventory" has the meaning ascribed to it in Section 2.01(a)(xi).

         "IRS" means the United States Internal Revenue Service.

         "Knowledge of Purchaser" means, except as otherwise stated herein, the actual, current knowledge of the Persons identified on Schedule 1.01(I), without further inquiry, as of Purchaser's original execution of this Agreement (without regard to subsequent amendments).

         "Knowledge of Seller" means the actual, current knowledge of Seller's Officers, without further inquiry, as of Seller's original execution of this Agreement (without regard to subsequent amendments).

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Leased Real Property" has the meaning ascribed to it in Section 2.01(a)(ii).

         "Liabilities" means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "Licenses" means all licenses (including gaming licenses), permits, certificates of authority, authorizations, certificates, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, levy or other encumbrance of any kind, or any conditional sale Contract, title retention device arrangement or Contract or other Contract to give any of the foregoing.

         "Loss" or "Losses" means any and all damages, fines, fees, penalties, deficiencies, losses, liabilities, obligations, costs and expenses (including without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings) and any claim, default or assessment.

         "Non-Solicitation Period" has the meaning ascribed to it in Section 2.09(f)(i).

         "Northwind" means Northwind Aladdin, LLC, a Nevada limited-liability company.

         "Northwind Lease" means that certain Lease, dated December 3, 1997, by and between Northwind and Seller, as amended.

         "Northwind Obligations" means the obligations (excluding Seller's cure obligations) of Seller under the ESA, the Northwind Lease, the Northwind Settlement Agreement and the ESCA.

         "Northwind Settlement Agreement" means that certain Settlement Agreement and Releases, dated as of November 6, 2002, by and among Seller, Northwind, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, John Hancock Reassurance Company, Ltd., State Street Bank and Trust Company and Bazaar, as amended by that certain First Amendment to Settlement Agreement and Releases, dated as of December 23, 2002.

         "Northwind SNDA" means that certain Subordination, Non-Disturbance and Attornment Agreement and Consent, dated as of June 7, 1999, by and between The Bank of Nova Scotia, a Canadian chartered bank, Northwind, Seller, State Street Bank and Trust Company, a Massachusetts trust company, Aladdin Music, LLC, a Nevada limited liability company and Aladdin Music Holdings, LLC, a Nevada limited liability company.

         "NRS" means the Nevada Revised Statutes, as may be amended from time to time.

         "Operating Agreements" means Contracts to which Seller is a party and that relate to Seller's ownership, operation or maintenance of the Transferred Assets.

         "Operating Supplies" has the meaning ascribed to it in Section 2.01(a)(xii).

         "Operative Agreements" means, collectively, the Assignment Instruments, the Assumption Instruments and the Escrow Agreement.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Owned Real Property" has the meaning ascribed to it in Section 2.01(a)(i).

         "Parties" means collectively all parties to this Agreement.

         "Party" means a party to this Agreement.

         "Permitted Exceptions" means those items set forth on Schedule 5.07(b) hereto and other title exceptions deemed to be Permitted Exceptions pursuant to
Section 5.07(b), all of which, for purposes of this Agreement, Purchaser has approved.

         "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) any statutory Lien (other than for Taxes) arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent; (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business; and (iv) with respect to Assumed Contracts, the rights of counter-parties under such Assumed Contracts.

         "Person" means any natural person, corporation, limited-liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Plan" means the plan of reorganization to be filed by Seller in the Bankruptcy Case, as such plan may be amended or modified, having such form and content as are reasonably acceptable to Purchaser with respect to matters that would adversely affect Purchaser's interest in any of the Transaction Documents or the transactions contemplated thereby.

         "Plan Supplement" means the Plan supplement to be filed with the Bankruptcy Court, having such form and content as are reasonably acceptable to Purchaser with respect to matters that would adversely affect Purchaser's interest in any of the Transaction Documents or the transactions contemplated thereby, no later than the date the Disclosure Statement is approved by the Bankruptcy Court, to which are attached the additional exhibits to the Plan (which exhibits shall have such form and content as are reasonably acceptable to Purchaser with respect to matters that would adversely affect Purchaser's interest in any of the Transaction Documents or the transactions contemplated thereby). The exhibits may be subsequently amended, modified or supplemented in accordance with the Plan, provided that any such amendment, modification or supplement is reasonably acceptable to Purchaser with respect to matters that would adversely affect Purchaser's interest in any of the Transaction Documents or the transactions contemplated thereby. The Plan Supplement shall be a part of the Plan as if the Plan Supplement and the attached exhibits were set forth more fully in the Plan.

         "Planet Hollywood" means Planet Hollywood International, Inc., a Delaware corporation.

         "Planet Hollywood Agreement" means the agreement between Planet Hollywood and Purchaser for the grant by Planet Hollywood to Purchaser of a license that gives Purchaser the right to (i) use the "Planet Hollywood" trade name/service mark with respect to the Hotel/Casino and for marketing of the Hotel/Casino and (ii) display or otherwise use certain sports, motion picture and Hollywood-themed memorabilia with respect to the Hotel/Casino.

         "Post-Closing True-Up" has the meaning ascribed to it in Section
2.10(d).

         "Post-Petition" means after the commencement of the Bankruptcy Case.

         "Pre-Closing Balance Sheet" has the meaning ascribed to it in Section 2.10(a).

         "Pre-Closing Tax Returns" has the meaning ascribed to it in Section 9.02(a).

         "Pre-Closing Taxes" has the meaning ascribed to it in Section 9.02(a).

         "Pre-Closing Working Capital" has the meaning ascribed to it in Section 2.10(b).

         "Preliminary Statements" means the Preliminary Statements commencing on page 1 of this Agreement.

         "Pre-Petition" means prior to the commencement of the Bankruptcy Case.

         "Pre-Petition Agent" means BNY Asset Solutions LLC, as successor to The Bank of Nova Scotia, as administrative agent for the Pre-Petition Lenders under the Credit Agreement.

         "Pre-Petition Lenders" means the lenders from time to time under the Credit Agreement.

         "Promotional Vehicles" means the Vehicles that Seller owns, uses or holds for promotional purposes.

         "Property" means the property set forth in Schedule 1.01(II).

         "Purchaser" has the meaning ascribed to it in the preamble to this Agreement.

         "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees and agents.

         "Purchaser Selection Hearing" has the meaning ascribed to it in Section 2.09(d).

         "Purchaser Selection Order" has the meaning ascribed to it in the Sales Process Order.

         "Purchaser's Applicants" means the Persons who are identified on
Schedule 1.01(I) and have applied or are required to apply for gaming licensing (which includes findings of suitability).

         "Qualified Offer" means an offer to acquire Seller or the Transferred Assets and Assumed Liabilities, which offer meets the requirements set forth in the Sales Process Order and is submitted to Seller by the Alternative Offer Deadline, as more fully described in the Sales Process Order.

         "REA" has the meaning ascribed to it in Section 2.04(g)(vii).

         "Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

         "Real Property Leases" has the meaning ascribed to it in Section 2.01(a)(ii).

         "Rejectable Contracts" has the meaning ascribed to it in Section 2.15.

         "Rejected Contracts" has the meaning ascribed to it in Section 2.15.

         "Rejection Damages" has the meaning ascribed to it in Section 2.15.

         "Rejection Damages Deposit" has the meaning ascribed to it in Section 2.03(c).

         "Regulatory Action" has the meaning ascribed to it in Section
6.01(a)(i).

         "Renovation Commitment" has the meaning ascribed to it in Section 8.07.

         "Rent Roll" has the meaning ascribed to it in Section 3.07(b).

         "Representation or Warranty Breach" has the meaning ascribed to it in
Section 14.01(e).

         "Representatives" has the meaning ascribed to it in Section 5.03.

         "Restated Credit Agreement" means the Amended and Restated Loan and Facilities Agreement, as amended with such amendments reported in writing to Seller, and executed by Purchaser and the Restated Credit Agreement Agent to restate the Credit Agreement and the GECC Facilities Agreement (it being understood and agreed that any reference in this Agreement to a section or provision of the Restated Credit Agreement shall be references to whatever section or provision of the Restated Credit Agreement corresponds to the referenced section or provision in the last draft of the Restated Credit Agreement that was provided to Seller and Purchaser and their counsel by the Bank Group prior to the execution of this Agreement by Purchaser and Seller).

         "Restated Credit Agreement Agent" means the Pre-Petition Agent as the administrative and collateral agent under the Restated Credit Agreement.

         "Restated Credit Facility Notes" means, collectively, the Restated Term A Notes and the Term B Notes issued by Purchaser pursuant to the Restated Credit Agreement.

         "Restated Credit Facility Security Instruments" means, collectively, all of the security documents executed pursuant to the Restated Credit Agreement.

         "Restated Term A Notes" means the Term A Notes issued by Purchaser pursuant to the Restated Credit Agreement.

         "Restoration Cost" has the meaning ascribed to it in Section 13.01(b).

         "Retained Liabilities" means the Liabilities of Seller that Purchaser is not assuming under this Agreement.

         "Sales Process and Approval Motion" has the meaning ascribed to it in
Section 2.09(d).

         "Sales Process and Purchaser Protection Hearing" means the initial hearing before the Bankruptcy Court held pursuant to the Sales Process and Approval Motion to consider the sales process and procedures and protection for Purchaser sought to be approved by the Sales Process and Approval Motion.

         "Sales Process Order" means the Final Order, having substantially the form and content set forth in Exhibit B, of the Bankruptcy Court approving the procedures for soliciting Qualified Offers and approving the sales protections for Purchaser as provided for in Section 2.09(d), together with amendments thereof to which the Parties stipulate and agree.

         "Sample Balance Sheet" has the meaning ascribed to it in Section
2.10(a).

         "Schedules" means the numbered Schedules to this Agreement.

         "Second Earnest Money Deposit" has the meaning ascribed to it in
Section 2.03(c).

         "Selection of Purchaser" means the Bankruptcy Court's selection of Purchaser as the purchaser of the Transferred Assets at the Purchaser Selection Hearing.

         "Seller" has the meaning ascribed to it in the preamble to this Agreement, and shall include Seller before and after the Effective Date.

         "Seller Board" has the meaning ascribed to it in Section 2.09(f)(i).

         "Seller Indemnified Parties" means Seller and its officers, directors, managers, employees and agents.

         "Seller Representatives" has the meaning ascribed to it in Section 2.09(f)(i).

         "Seller's Officers" means William Timmins, Thomas A. Lettero or Patricia W. Becker.

         "Sponsors" means Bay Harbour Management, LC; Starwood; Robert Earl; and any Affiliate or other entity associated with any of the foregoing.

         "Sprint" means the Nevada Division of Central Telephone Company, d/b/a Sprint of Nevada, and its successors under the Sprint Agreement.

         "Sprint Agreement" means the Revenue Share Agreement dated April 12, 2000, as amended, by and between Sprint and Seller.

         "Starwood" means Starwood Hotels and Resorts Worldwide, Inc., a Maryland corporation or an Affiliate thereof.

         "Straddle Period" means any taxable period beginning before and ending after the Closing Date.

         "Subject Employers" has the meaning ascribed to it in Section 15.15.

         "Survey" means that certain ALTA survey dated March 24, 2003, prepared by Horizon Surveys for the Owned Real Property, as may be amended or modified.

         "Swap Agreement" means the ISDA Master Agreement dated February 28, 1998, as amended, between The Bank of Nova Scotia and Seller, and all other related documents and agreements providing for interest rate collars relating to the Credit Facility Notes.

         "Tangible Personal Property" has the meaning ascribed to it in Section 2.01(a)(iii).

         "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, gaming, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability and shall include any liability for such amounts as a result either of being (or having been) a member of a combined, consolidated, unitary or affiliate group or of a contractual obligation to indemnify any Person, and shall include any liability for such amounts relating to any other Person if such liability is imposed by reason of law (including transferee or successor liability).

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tenant Leases" has the meaning ascribed to it in Section 2.01(a)(ii).

         "Termination Event" has the meaning ascribed to it in Section 2.09(d).

         "Title Company" means Chicago Title Insurance Company.

         "Title Policy" has the meaning ascribed to it in Section 5.07(d).

         "Title Report" means that certain Preliminary Title Report dated as of September 27, 2002, as amended by that certain First Amended Preliminary Title Report dated January 31, 2003, and by that certain Second Amended Preliminary Title Report dated February 27, 2003, and by that certain Third Amended Preliminary Title Report dated March 7, 2003, and by that certain Fourth Amended Preliminary Title Report dated March 11, 2003, prepared by United Title Company for the Owned Real Property, as may be further amended or modified.

         "Transaction Documents" means collectively this Agreement, the Restated Credit Agreement, the Restated Credit Facility Notes, the Restated Credit Facility Security Instruments and the Operative Agreements.

         "Transfer Taxes" has the meaning ascribed to it in Section 9.01(a).

         "Transfer Time" has the meaning ascribed to it in Section 2.04(a).

         "Transferred Assets" has the meaning ascribed to it in Section 2.01(a).

         "Transferred Assets Insurance Proceeds" has the meaning ascribed to it in Section 2.07.

         "Transferred Cash" has the meaning ascribed to it in Section 2.01(a)(xvi).

         "Transferred Policies" has the meaning ascribed to it in Section 3.16.

         "Triggering Date" means the date of the occurrence of the relevant Development unless the representation or warranty in question is made as of a date or dates prior to such occurrence, in which case "Triggering Date" means such prior date or dates.

         "Union" has the meaning ascribed to it in Section 10.01(a).

         "Vehicles" has the meaning ascribed to it in Section 2.01(a)(vii).

         "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder.

         "Working Capital" has the meaning ascribed to it in Section 2.10(a).

         1.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified article or section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                    ARTICLE II. SALE OF ASSETS AND CLOSING.

         2.01     Assets.

                  (a) Transfer, Assumption and Assignment. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase all of the Property and all of Seller's rights, title and interests in, to and under all of the Assets and Properties of Seller, or used or held for use by Seller in the conduct of the Business, free and clear of all Liens other than Liens granted pursuant to the Restated Credit Agreement, Restated Credit Facility Notes, and Restated Credit Facility Security Instruments and all other Permitted Liens (collectively with any proceeds and awards referred to in Section 2.07, but excluding the Excluded Assets, and subject to the provisions of Section 2.03(b) for substitutions in the event of certain credit bids, the "Transferred Assets"). The Transferred Assets shall include, without limitation, the following:

                           (i)      Real Property. The real property, legal
descriptions of which are set forth in Schedule 2.01(a)(i), and all of the rights arising out of the ownership thereof or appurtenant thereto (including without limitation, any and all appurtenant easements and all other rights and interests appurtenant thereto) (the "Owned Real Property"), together with all buildings, structures, facilities, fixtures and other improvements located thereon or affixed to the Owned Real Property (collectively, the "Improvements");

                           (ii)     Real Property Leases. (A) Leases and
subleases of real property described in Schedule 2.01(a)(ii)(A) as to which Seller is the lessor or sublessor (the "Tenant Leases"), and (B) the leases and subleases of real property described in Schedule 2.01(a)(ii)(B) relating to the real property described in such leases (the "Leased Real Property") as to which Seller is the lessee or sublessee, together with any options held by Seller to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the leases and subleases described in subclauses (A) and (B) of this clause (ii) are collectively referred to herein as the "Real Property Leases");

                           (iii)    Tangible Personal Property. All furniture,
fixtures, equipment (including computer hardware, software and other computer-related equipment), supplies, parts, machinery, artwork and other tangible personal property owned by Seller or used or held for use by Seller in the conduct of the Business (including without limitation, (A) any and all tangible "gaming devices" (as defined in NRS Section 463.0155), gaming device parts, inventory and other related gaming equipment and supplies used in connection with the operation of the casino included in the Business, including without limitation, slot machines, gaming tables, cards, dice and tangible "associated equipment" (as defined in NRS Section 463.0136) and (B) all food and beverage service equipment, cleaning service equipment and laundry and dry cleaning equipment), but excluding, however, property owned by guests, employees or other Persons furnishing goods or services to Seller in the conduct of the Business including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, so long as such agreement is either a Permitted Lien or an Assumed Contract (collectively, the "Tangible Personal Property");

                           (iv)     Assumed Pre-Existing Contracts. All
Contracts related to the Transferred Assets and the Business listed in Schedule 2.01(a)(iv) (but excluding Contracts (other than Contracts that Seller has an option to extend) that terminate, by their terms (other than as a result of a breach thereof), prior to the Closing), including all warranties and guarantees thereunder to the extent transferable, and specifically including: (A) Pre-Petition Contracts listed on Schedule 2.01(a)(iv) as assumable and assignable under Bankruptcy Code Section 365; (B) Pre-Petition Contracts listed on Schedule 2.01(a)(iv) as requiring prior written consent to assignment (subject to receipt of such consent); (C) Post-Petition Contracts listed on
Schedule 2.01(a)(iv) as requiring prior written consent to assignment (subject to receipt of such consent); and (D) other Post-Petition Contracts (including blanket purchase orders) listed on Schedule 2.01(a)(iv) as not being a Contract described under any of the preceding clauses (A), (B) and (C) (collectively, the "Assumed Pre-Existing Contracts");

                           (v)      Intangible Personal Property. Subject to
Section 2.08, all Intellectual Property owned by Seller or used or held for use by Seller in the conduct of the Business (including without limitation, intangible "gaming devices" (as defined in NRS Section 463.0155), player tracking systems, "cashless wagering systems" (as defined in NRS Section 463.014), intangible "associated equipment" (as defined in NRS Section 463.0136), and all goodwill associated therewith), all licenses respecting the Intellectual Property and all rights, privileges, claims, causes of action and options relating or pertaining to the Intellectual Property, the Business or the Transferred Assets, including those listed in Schedule 2.01(a)(v) (with such listing to include the application serial number or registration number, the class of goods covered and the expiration date of each registered trademark, trade name, service mark, service name, brand name or registered rights to any of the foregoing that are included in the Intellectual Property) (collectively, the "Intangible Personal Property");

                           (vi)     Licenses. Subject to Section 2.08 and
excluding the Excluded Licenses, all Licenses (and applications therefor) utilized by Seller in, or necessary to conduct and promote, the Business as presently conducted, each of which is listed in Schedule 2.01(a)(vi);

                           (vii)    Vehicles. All motor vehicles owned or,
subject to Section 2.08, leased by Seller and used or held for use in the conduct of the Business, including those listed in Schedule 2.01(a)(vii) (the "Vehicles"), with such list separately identifying the Promotional Vehicles;

                           (viii)   Customer Lists. All customer lists and
databases owned by Seller or used or held for use by Seller in the conduct of the Business;

                           (ix)     Books and Records. All Books and Records
owned by Seller or used or held for use by Seller in the conduct of the Business or otherwise relating to the Transferred Assets or Assumed Liabilities (including without limitation, such books and records required by Gaming Authorities to be maintained at the Business), other than the Excluded Books and Records (collectively, the "Business Books and Records"). Purchaser shall cooperate and afford Seller, its counsel, accountants and other representatives (subject to reasonable and customary requirements on their part), during normal business hours, reasonable access to the Business Books and Records after the Closing Date as required under Section 2.06;

                           (x)      Assumed Future Contracts. All Contracts that
are entered into, or the expiration dates of which are extended by Seller in accordance with this clause (x) in the ordinary course of business, between April 11, 2003 and the Closing Date and that do not by their terms (other than as a result of a breach thereof) expire before the Closing; provided, however, that (A) prior notice of such Contracts or such extension of the expiration dates, as the case may be, is given to Purchaser (unless in the case of an extension of such Contract, (I) after giving effect to such extension, the economics of the extended Contract do not materially differ from the Contract prior to its extension and the extended Contract is terminable by Seller on not more than 30 days' notice at no termination cost to Purchaser, or (II) the extension occurs automatically by the terms of such Contract, in either of which cases no such prior notice or approval specified in the following clause (B) is required) and (B) Purchaser approves such Contracts or such extensions, as the case may be, which approval shall be deemed granted if Purchaser does not reasonably object within five Business Days after receiving such prior notice (the "Assumed Future Contracts");

                           (xi)     Inventory. All inventories of office,
restaurant, bar, hotel, casino and other supplies (including all foods and alcoholic and non-alcoholic beverages), parts, packaging materials and other accessories related thereto, all maintenance and housekeeping supplies and inventory, including without limitation, soap, toiletries, cleaning materials and matches, stationery, pencils and other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Business, which are owned by Seller or used or held for use by Seller in the conduct of the Business and are on hand or in transit from or to the Business at the Transfer Time (excluding, however, all items of property owned by guests, employees or other persons furnishing goods or services to the Business) including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories, as these shall exist at the Transfer Time (collectively, "Inventory");

                           (xii)    Operating Supplies. All china, glassware,
linens, silverware and uniforms owned by Seller or used or held for use by Seller in the conduct of the Business, which are on hand at the Transfer Time ("Operating Supplies");

                           (xiii)   Prepaid Expenses. All prepaid expenses
relating to the Business or the Transferred Assets which are owned by Seller or used or held for use by Seller in the conduct of the Business and are transferable or assignable by Seller, as listed in Schedule 2.01(a)(xiii);

                           (xiv)    Accounts Receivable. All Accounts Receivable
that are outstanding as of the Transfer Time, subject to decrease pursuant to
Section 2.10(b);

                           (xv)     Bazaar Note. That certain Subordinated
Non-Negotiable Promissory Note dated as of November 20, 2000, by Bazaar in favor of Seller, as amended (the "Bazaar Note");

                           (xvi)    Transferred Cash. Cash of Seller in the
aggregate amount of $10,000,000, subject to increase pursuant to Section 2.10(b), comprised of any combination designated by Seller of casino bankroll, cash on the casino premises and in gaming equipment and elsewhere in the Business (the "Transferred Cash"); and

                           (xvii)   Plans and Specifications. All plans and
specifications, blueprints, architectural drawings, engineering diagrams and similar items owned by Seller or used or held for use by Seller in the conduct of the Business, which relate to the construction of the Hotel/Casino or the operation of the Business.

         To the extent any of the Business Books and Records are items susceptible to duplication and (i) are required by Law or otherwise necessary to wind up the affairs of Seller or the affairs of any of Seller's Affiliates or
(ii) could reasonably be expected to be used by Seller to review or audit the Final Balance Sheet pursuant to Section 2.11, Seller may deliver photostatic copies or other reproductions from which information solely concerning any of Seller's Affiliates' businesses other than the Business has been deleted; provided, however, that to the extent that any Laws or evidentiary rules applicable to Purchaser would require Purchaser to produce the original Business Books and Records, Seller will make such originals available to Purchaser for the purpose of compliance with such Laws or rules.

                  (b) Excluded Assets. The following Assets and Properties of Seller (the "Excluded Assets") shall be excluded from, and shall not constitute, Transferred Assets:

                           (i)      Tax Refunds. All refunds or credits, if any,
of federal, state, local or foreign Taxes due Seller;

                           (ii)     Excluded Books and Records. The minute books
and membership transfer books of Seller, medical and workers' compensation records and files relating to personnel, and any Books and Records relating solely to the Excluded Assets or the Retained

Liabilities, other than any such Books and Records required by any Gaming Authority or other Governmental or Regulatory Authority to be maintained at the Real Property or in connection with the Business (the "Excluded Books and Records");

                           (iii)    Litigation Claims. Except solely with
respect to Assumed Liabilities as of the Closing Date, Seller's rights (including indemnification), claims and recoveries under litigation against third parties arising out of, or relating to, events prior to the Closing Date or which arise under the Bankruptcy Code, including avoidance actions;

                           (iv)     Excluded Rights. The respective rights of
Seller in, to and under all Contracts which are not assigned or required to be assigned to, and assumed by, Purchaser pursuant to Section 2.01(a);

                           (v)      Cash. Cash other than the Transferred Cash;

                           (vi)     Insurance Claims. Seller's rights, claims
and recoveries under insurance claims that are listed in Schedule 2.01(b)(vi);

                           (vii)    Certain Deposits and Prepaid Expenses. Funds
deposited by Seller with any Governmental or Regulatory Authority as set forth in Schedule 2.01(b)(vii)(A) and prepaid expenses and assets that are Current Assets but are not transferable and are listed on Schedule 2.01(b)(vii)(B);

                           (viii)   Equity Interests. All of Seller's equity
interests in its subsidiaries and other business entities, which are identified in Schedule 2.01(b)(viii) with a listing in that Schedule of the number of employees and the business activities of each such subsidiary or other entity;

                           (ix)     Insurance Policies. All of Seller's
insurance policies listed in Schedule 2.01(b)(ix) (which Schedule contains a general description of the type of coverage provided under each of such policies);

                           (x)      Excluded Licenses. The Clark County Business
License for the conduct of advertising business held by Magic Carpet Media, LLC, a Nevada limited-liability company, which does business under the name "In-Genie-us" and is a subsidiary of Seller, and, to the extent their transfer or assignment to Purchaser is not permitted under applicable Laws, other Licenses that are held or utilized by Seller, each of which is listed in
Schedule 2.01(b)(x) (collectively, the "Excluded Licenses");

                           (xi)     Rights to Payments Under True-Ups. Seller's
rights to payments from Purchaser pursuant to the Closing Date True-Up or the Post-Closing True-Up under Section 2.10;

                           (xii)    Employee Plans. All Employee Plans other
than the Employee Plans listed in Schedule 2.02(a)(ii)(C); and

                           (xiii)   Other Rights. Seller's respective rights
under this Agreement and the Operative Agreements.

         2.02     Liabilities.

                  (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Transferred Assets pursuant to this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge, as and when due, (i) the Northwind Obligations, (ii) all Liabilities of Seller arising under any of the (A) Assumed Pre-Existing Contracts, (B) Assumed Future Contracts, (C) to the extent accrued as a Current Liability on the Final Balance Sheet, accrued but unpaid Liabilities under the Group Health Plans and other Employee Plans listed in Schedule 2.02(a)(ii)(C) and (D) to the extent accrued as a Current Liability on the Final Balance Sheet, all Taxes on Schedule 2.02(a)(ii)(D); and (iii) to the extent included on the Final Balance Sheet, Current Liabilities associated with Advance Reservations and Similar Deposits and any other Current Liabilities incurred by Seller in the ordinary course of business that are outstanding on the Closing Date, except Retained Liabilities (collectively, the "Assumed Liabilities").

                  (b) Retained Liabilities. Purchaser shall not assume under this Agreement any Liabilities other than the Assumed Liabilities. Without limiting the generality of the foregoing, under this Agreement Purchaser shall not assume any of the following:

                           (i)      contingent Liabilities except to the extent
they (A) are reflected on the Pre-Closing Balance Sheet (and ultimately the Final Balance Sheet) as a Current Liability, (B) arise under the express terms of an Assumed Contract (other than with respect to a breach thereof by Seller or an act or omission that, with the giving of notice or the passage of time (or both), would be a breach thereof by Seller) or (C) are part of the Northwind Obligations;

                           (ii)     Liabilities arising as a result of an
acceleration of Seller's obligations or a right to accelerate Seller's obligations under any Contract due to a breach or default (or an event that would be a breach or default with the giving of notice, the passage of time or both) by Seller prior to the Closing Date;

                           (iii)    Liabilities relating to Seller's obligations
to cure defaults, as provided in Sections 2.08 and 5.13;

                           (iv)     pending Actions or Proceedings brought
against Seller prior to the Closing Date unless set forth on Schedule
2.02(b)(iv);

                           (v)      all Taxes for which Seller is liable, except
to the extent provided in Section 9.03(b) or scheduled on Schedule
2.02(a)(ii)(D);

                           (vi)     Liabilities under or relating to any
Employee Plan (other than the Group Health Plans and other Employee Plans listed in Schedule 2.02(a)(ii)(C)) or employment, employee retention or similar agreement or contract, including without limitation, present or contingent liabilities under ERISA or the Code; and

                           (vii)    any Liability not specifically assumed by
Purchaser hereunder; and

                           (viii)   any Liability of Seller under this Agreement
or any Operative Agreement.

         2.03     Consideration; Credit Bids; Deposits; Allocation.

                  (a) The aggregate consideration for the Transferred Assets (the "Consideration") shall consist of the following:

                           (i)      the execution and delivery by Purchaser of
the Restated Credit Facility Notes, the Restated Credit Agreement and the Restated Credit Facility Security Instruments as provided in the Plan;

                           (ii)     the assumption by Purchaser of the Assumed
Liabilities; and

                           (iii)    the aggregate amount of the Rejection
Damages (if any).

                  (b) If the Bankruptcy Court accepts a credit bid on secured collateral by the holder, other than Sprint with respect to the claims under the Sprint Agreement, of an allowed claim secured by such collateral, then Seller shall pay such holder the amount of the credit bid (but not exceeding the amount of the secured claim) or shall include in the Transferred Assets reasonably equivalent substitutes for such secured collateral, in either case so Purchaser is not adversely affected by the credit bit. Notwithstanding anything in this Agreement to the contrary, if the Bankruptcy Court accepts a credit bid by Sprint on its secured collateral, such acceptance (i) shall relieve Seller of its obligations under this Agreement to include such collateral in the Transferred Assets and (ii) shall not (A) obligate Seller to pay Sprint the amount of such credit bid with respect to claims under the Sprint Agreement or to include reasonably equivalent substitutes for such collateral in the Transferred Assets or (B) constitute grounds for (I) termination of this Agreement or abandonment of the transactions contemplated hereunder or (II) adjustment of the Consideration.

                  (c) Simultaneously with the execution of this Agreement by Purchaser and Seller, Purchaser shall pay $5,000,000 as a deposit (the "Initial Earnest Money Deposit"). By not later than the first Business Day after the Bankruptcy Court enters the Purchaser Selection Order selecting Purchaser as the purchaser of the Transferred Assets pursuant to this Agreement, Purchaser shall pay an additional deposit equal to the greater of $3,000,000 or the amount (if any) of the Breakup Fee authorized by the Sales Process Order (the "Second Earnest Money Deposit"); provided, however, that the Second Earnest Money Deposit shall not exceed $5,000,000. If Purchaser elects to extend the Expiration Date pursuant to Section 14.02, then Purchaser shall pay a further deposit of $833,333.33 for each one-month extension so elected (each such further deposit, an "Extension Earnest Money Deposit"). Each Extension Earnest Money Deposit shall be paid by not later than one Business Day after Purchaser delivers the corresponding Extension Notice to Seller. In the event the Rejection Damages are greater than the aggregate amount of the Initial Earnest Money Deposit and the Second Earnest Money Deposit, less the amounts due to be paid by Purchaser pursuant to Section 5.07(g), then on the Acceptance Election Date, Purchaser shall pay an additional deposit equal to the difference between the (i) Initial Earnest Money Deposit plus the Second Earnest Money Deposit less the amounts due to be paid by Purchaser pursuant to Section 5.07(g) and (ii) Rejection Damages (the "Rejection Damages Deposit"). The Initial Earnest Money Deposit, the Second Earnest Money Deposit (if any), the Extension Earnest Money Deposits (if any) and the Rejection Damages Deposit (if any) shall be paid by Purchaser by wire transfer of immediately available funds to the

Escrow Account maintained by the Escrow Agent at the address or to the account number specified in the Escrow Agreement. The Earnest Money Deposit less the amount necessary to pay the Rejection Damages (if any) shall be released to Purchaser at the Closing pursuant to the instruction of Purchaser. The amount necessary to pay the Rejection Damages shall be released to Seller at the Closing.

                  (d) Prior to the Closing Date, Purchaser shall prepare a schedule that sets forth an initial allocation of the Consideration among the Transferred Assets, and the Parties shall negotiate in good faith to determine the final allocation of the Consideration among the Transferred Assets. If the Parties are unable to agree upon an allocation of the Consideration prior to the Closing, the Parties shall continue to cooperate in the preparation of, and use their reasonable best efforts to agree upon, the allocation, provided that any material issues with respect to the allocation which have not been finally resolved within 30 days following the Closing shall be referred for resolution to a nationally recognized independent public accounting firm as to which the Parties mutually agree, whose determination shall be final and binding on the Parties. The costs of such accounting firm shall be shared equally by the Parties. Any subsequent adjustments to the Consideration shall be allocated in a manner consistent with the final Consideration allocation and Section 1060 of the Code. Each Party agrees (i) that any allocation pursuant to this Section 2.03(d) shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately IRS Form 8594 as part of such Party's federal income Tax Return consistently with such allocation for the tax year in which the Closing occurs, and (iii) that no Party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any Tax or in any judicial or administrative proceeding, that is in any manner inconsistent with the terms of any such allocation without the written consent of the other Party unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of applicable state, local or foreign law).

                  (e) At the Closing, Seller shall deposit the Indemnity Escrow Amount into the Indemnity Escrow Account maintained by the Escrow Agent at the address or into the account number specified in the Indemnity Escrow Agreement. The Indemnity Escrow Amount shall be distributed pursuant to the Indemnity Escrow Agreement.

         2.04     Closing; Escrow.

                  (a) Unless otherwise provided in Section 2.14 or unless this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 14.01, the Closing will commence on (i) the last Business Day of the calendar month in which the conditions precedent to the Closing have been satisfied or waived or (ii) such other date to which the Parties agree in writing (the "Closing Date"), at the office of Gordon & Silver, Ltd., 3960 Howard Hughes Parkway, 9th Floor, Las Vegas, Nevada, 89109, or at such other place as the Parties agree in writing, at 9:00 a.m., Nevada time, on the Closing Date and shall be deemed to have occurred at 11:59 p.m., Nevada time, on the Closing Date (the "Transfer Time"), giving effect to tabulations of Transferred Assets and Assumed Liabilities allocable to Seller for the period prior to the Transfer Time that will commence at 12:00 a.m. Nevada time, at the Business location on the day after the Closing Date.

                  (b) At the Closing, Purchaser will (i) deliver to the Escrow Agent: (x) the Restated Credit Agreement (if Purchaser has not executed and delivered it to the Restated Credit Agreement Agent prior to the Closing);
(y) the Restated Credit Facility Security Instruments; and (z) the Restated Credit Facility Notes, all duly and validly executed by Purchaser, and (ii) deliver the Renovation Commitment as required by the Restated Credit Agreement. One half of the Escrow Fees shall be paid by Seller to the Escrow Agent and the other half of the Escrow Fees shall be paid by Purchaser to the Escrow Agent.

                  (c) At the Closing and simultaneously with the delivery by Purchaser of the Restated Credit Agreement (if not executed and delivered to the Restated Credit Agreement Agent prior to the Closing), Restated Credit Facility Security Instruments and Restated Credit Facility Notes to the Escrow Agent, (i) Seller will assign and transfer to Purchaser all of the Property and all of Seller's rights, title and interests in, to and under the Transferred Assets as contemplated by Section 2.01(a) by delivery of (A) General Assignments and Bills of Sale substantially in the form of Exhibit D, duly executed by Seller, (B) Intellectual Property Assignments, duly executed by Seller, (C) a grant, bargain and sale deed in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Purchaser, conveying Seller's title to the Owned Real Property (the "Deed") and (D) subject to
Section 2.08, such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser, as shall be effective to vest in Purchaser all rights, title and interests in and to the Property and all of Seller's rights, title and interests in and to the Transferred Assets (the instruments referred to in subclauses (A) through (D) of this clause (i) are collectively referred to herein as the "Assignment Instruments"), and (ii) Purchaser will pay to Seller in cash one-half of the cost of the Survey and will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (A) an Assumption Agreement substantially in the form of Exhibit E, duly executed by Purchaser, and (B) such other instruments of assumption, in form and substance reasonably acceptable to Seller, as shall be effective to cause Purchaser to assume the Assumed Liabilities as provided in
Section 2.02(a) (the instruments referred to in subclauses (A) and (B) of this clause (ii) are collectively referred to herein as the "Assumption Instruments"). Notwithstanding the foregoing provisions of this paragraph (c), the Parties' respective obligations under this Section 2.04 are subject to the provisions of Section 2.08 and, with respect to the Promotional Vehicles, Seller's obligations are subject to the provisions of Section 2.13.

                  (d) Seller shall deliver to Purchaser (if not located in the Improvements in locations specifically identified to Purchaser) at the Closing all combinations to safes, keys, codes and passcards relating to the operation of the Transferred Assets and the Business.

                  (e)      Notwithstanding the foregoing provisions of this
Section 2.04, the Parties' respective obligations to proceed with the Closing are subject to the Parties' respective termination rights under Section 14.01.

                  (f) At the Closing, there shall also be delivered to Seller and Purchaser the certificates and other contracts, documents and instruments required to be delivered under Articles VII and VIII.

                  (g) Additionally, at the Closing, Seller shall deliver to Purchaser the following documents, each of which shall have been duly executed by Seller and acknowledged (if required by applicable Laws):

                           (i)      subject to Section 2.13, certificates of
title for any Vehicles or other Tangible Personal Property that is included in the Transferred Assets, is owned by Seller, and for which such certificates are required;

                           (ii)     an allonge to the Bazaar Note, recognizing
that the Bazaar Note has been endorsed and delivered to Purchaser, as payee thereunder, pursuant to this Agreement and the Plan;

                           (iii)    such agreements, affidavits or other
documents as may be reasonably required by the Title Company from Seller to issue the Title Policy;

                           (iv)     any real estate transfer tax declaration or
similar documents required under applicable Laws in connection with the conveyance of the Real Property;

                           (v)      if and solely to the extent that by not
later than the 65th day prior to the then-scheduled Closing Date, Seller has been advised that Purchaser is required to furnish to the Restated Credit Agreement Agent estoppel certificates from tenants under the Tenant Leases or from counter-parties under any Operating Agreements ("Estoppel Certificates"), Estoppel Certificates in the forms prescribed by the applicable Tenant Leases or Operating Agreements or, if no such forms are prescribed therein, in the form set forth in Exhibit H;

                           (vi)     if and solely to the extent that by not
later than the 65th day prior to the then-scheduled Closing Date, Seller has been advised that Purchaser is required to furnish to the Restated Credit Agreement Agent subordination agreements from any tenants under the Tenant Leases, subordination agreements meeting such requirements under the Restated Credit Agreement; and

                           (vii)    an assignment and assumption of the
Construction, Operation and Reciprocal Easement Agreement, dated as of February 26, 1998, among Seller, Bazaar and Aladdin Music Holdings, LLC, as amended by that certain Amendment and Ratification of Construction, Operation and Reciprocal Easement Agreement, dated as of November 20, 2000, between Seller and Bazaar and as amended by that certain Second Amendment of Construction, Operation and Reciprocal Easement Agreement, dated as of February __, 2003, between Seller and Bazaar (as amended, the "REA"), in the form of Exhibit K, assigning Seller's rights under the REA to Purchaser on the terms set forth therein (which need not be signed, acknowledged or consented to by any other party to the REA).

         2.05 "As Is" Condition. Except as specifically set forth in this Agreement to the contrary, (A) all of the Transferred Assets are being sold to Purchaser in "as is" condition, and (B) Seller does not make any representations or warranties of any kind and disclaims any and all implied warranties with respect to any of the Transferred Assets. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that: (i) Seller has not made any representation or warranty with respect to the transferability of any Transferred Assets other than as specifically set forth in this Agreement; (ii) Purchaser has been given an adequate opportunity to make such investigations as Purchaser deemed appropriate with respect to the Business, the Transferred Assets and the Assumed Liabilities; and (iii) Purchaser has been provided with the Title Report as it exists on the date of this Agreement and all documents of record listed therein as title exceptions, has reviewed such Title Report and has knowledge of all easements, restrictions and other exceptions to title listed therein.

         2.06     Further Assurances; Post-Closing Cooperation.

                  (a) From time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions consistent with this Agreement as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to the Transferred Assets and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Transferred Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

                  (b) Following the Closing, each Party will afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Transfer Time and the right to make copies and extracts therefrom at the cost of the requesting Party, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights or obligations under this Agreement,
(iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights or obligations of any Party or any party to the Operative Agreements or (v) in connection with any actual or threatened Action or Proceeding. Each Party further agrees for a period of five years commencing on the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such Party first offers in writing to surrender such books, records and other data to the other Party and such other Party does not agree in writing to take possession thereof within ten days after such offer is made.

                  (c) For a period of 120 days following the Closing, Purchaser shall allow Seller and its counsel and accountants (i) unrestricted access to, and use of, Owned Real Property, office space and facilities that are substantially the same as the office space and facilities that Seller generally made available to its independent accountants during their annual audits of Seller or its Affiliates prior to the Closing and (ii) during normal business hours and upon reasonable notice, reasonable access to Employees who are then employed by Purchaser or its Affiliates for purposes of Seller's review or audit of the Final Balance Sheet, post-Closing resolution of any outstanding issues under this Agreement or the Operative Agreements, preparation of Tax Returns covering the period prior to the Closing and any other post-Closing matters reasonably related to this Agreement or the consummation of the transactions contemplated hereunder; provided, however, that neither Seller nor its employees, agents or representatives shall unreasonably interfere with the normal management, operations or business of any part of the Hotel/Casino; all Books and Records or other information provided to or obtained by Seller or its employees, agents or representatives pursuant to this paragraph (c) shall be subject to the confidentiality provisions of Section 15.04 (without limiting the generality of those provisions); Seller, at its cost and expense, shall promptly repair, replace and restore any damage to the Transferred Assets or the Hotel/Casino caused, directly or indirectly, by Seller or its employees, agents or representatives in their activities under this paragraph (c); and Seller shall reimburse Purchaser for any post-Closing out-of-pocket costs or expenses actually incurred by Purchaser in connection with Seller's activities under this paragraph (c). Such access shall be at no charge to Seller except as specified in the preceding sentence.

                  (d) If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, a Party needs to be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) of this Section 2.06, and such information, documents or records are in the possession or control of the other Party, such other Party shall make commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense; provided, however, that such costs shall be limited to such other Party's out-of-pocket costs incurred in providing such information, documents or records.

                  (e)      Notwithstanding anything to the contrary in this
Section 2.06 or Section 9.04, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records shall be governed by applicable rules relating to discovery and evidentiary procedures or by a Bankruptcy Court Order, rather than by paragraphs
(b) and (d) of this Section 2.06.

                  (f) If a Party fails to take any of the actions specified in paragraphs (a) through (e) of this Section 2.06 or fails to do or cause to be done any of the above things or fails to execute any of the above documents, instruments or conveyances within a reasonable time after a reasonable request therefor is made by the other Party, then the requesting Party may move the Bankruptcy Court for an Order directing the provision of such items on an emergency basis upon not less than ten Business Days' notice by telecopy or other electronic facsimile transmission received by the other Party. The Parties further agree that the Bankruptcy Court shall retain jurisdiction to adjudicate any such obligations.

         2.07 Insurance Proceeds. Except as otherwise provided in Article XIII or with respect to insurance claims listed in Schedule 2.01(b)(vi), if after execution of this Agreement and prior to the Closing, any Transferred Assets are destroyed, damaged or taken in condemnation, the insurance proceeds or condemnation award, or any transferable or assignable claim for insurance proceeds or condemnation award with respect thereto shall constitute a Transferred Asset (the "Transferred Assets Insurance Proceeds"), but shall not be counted as Transferred Cash or Current Assets (except to the extent the destroyed, damaged or taken Transferred Assets would have been so counted). At the Closing, Seller shall pay to Purchaser any Transferred Assets Insurance Proceeds received by Seller on or prior to the Closing Date and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation related solely to the Transferred Assets Insurance Proceeds.

         2.08 Third-Party Consent. To the extent that any Real Property Lease, Assumed Contract or License is not assignable pursuant to the Bankruptcy Code or otherwise without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a violation or breach thereof or a default thereunder. Seller shall make reasonable efforts (including without limitation, prosecution of appropriate motions pursuant to Section 365 of the Bankruptcy Code) to obtain the consent by such other party to the assignment to Purchaser of any such Real Property Lease, Assumed Contract or License in all cases in which such consent is required if such Real Property Lease, Assumed Contract or License is marked with an asterisk on Schedule 2.01(a)(iv). In this regard, Seller shall be required to pay the following (but not more than the following): nominal expenses to obtain any necessary consents plus amounts required to cure any defaults under the Real Property Lease, Assumed Contract or License in question. If any such consent is not obtained, Seller shall cooperate with Purchaser in any reasonable arrangement (an "Alternative Arrangement") designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Real Property Lease, Assumed Contract or License, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Solely with respect to any consents that are listed in Schedule 7.05 and are not obtained (and not with respect to any other consents that are not obtained), any incrementally higher costs (excluding professional fees) associated with Alternative Arrangements, as compared with the aggregate costs that would have been incurred under the applicable Real Property Leases, Assumed Contracts or Licenses had the consents been obtained, shall be paid by Seller up to a $250,000 maximum aggregate payment obligation. At or prior to Closing, Seller shall cause any breach of any Real Property Lease, Assumed Contract or License to be cured, waived or deemed waived and this $250,000 limitation shall not apply to such cure obligations; provided, however, that any payments necessary to cure any such Real Property Lease, Assumed Contract or License may be paid by Seller at the "Distribution Date" as defined in the Plan. If and to the extent that an Alternative Arrangement cannot be made, Purchaser shall have no obligation with respect to any such Real Property Lease, Assumed Contract or License and any liabilities relating to any such Real Property Lease, Assumed Contract or License shall be a Retained Liability. Seller shall have no obligations under this Section with respect to Excluded Licenses.

         2.09     Bankruptcy Court Approvals and Protections for Purchaser.

                  (a) Breakup Fee Definition and Requirements. For purposes of this Agreement, "Breakup Fee" means $5,000,000 or such lower amount approved by the Bankruptcy Court pursuant to the Sales Process Order. If Purchaser has become entitled to payment of the Breakup Fee pursuant to paragraph (c) of this Section, it shall be paid by wire transfer not later than one year after the Entitlement Date to an account designated in writing by Purchaser concurrently with the entry of the Confirmation Order; provided, however, that if the Breakup Fee is not paid by the 150th day after the Entitlement Date, Purchaser shall be entitled to interest on the Breakup Fee, at a rate equal to 30-day LIBOR (as defined in the Restated Credit Agreement) plus 3.00% per annum, for the period from the 150th day after the Entitlement Date through the date immediately prior to the date that Seller pays the Breakup Fee. Seller shall pay such interest together with Seller's payment of the Breakup Fee.

                  (b) Expense Reimbursement Definition and Requirements. For purposes of this Agreement, "Expense Reimbursement" means the amount paid or to be paid to Purchaser in immediately available funds, but subject to the minimum and maximum entitlements specified in clauses (i), (ii) and (iii) of this paragraph (b), equaling the amounts incurred by Purchaser or any of the Sponsors as actual out-of-pocket expenses in connection with the negotiation, preparation, execution, delivery and attempted performance of this Agreement, the Restated Credit Agreement, the Restated Credit Facility Notes and the Restated Credit Facility Instruments and the matters contemplated hereby and thereby. The Expense Reimbursement shall include, without limitation, all reasonable, documented out-of-pocket costs, fees and expenses incurred by Purchaser or any of the Sponsors in connection with their due diligence review, negotiation and documentation of this Agreement, the Restated Credit Agreement, the Restated Credit Facility Notes and the Restated Credit Facility Security Instruments, any of the expenses contemplated under Section 2.09(d) and the transactions contemplated hereby and thereby, including reimbursement of all filing fees paid in connection with filings under the HSR Act and all fees and expenses paid to Purchaser's or the Sponsors' lawyers, accountants and other professional or financial advisers and shall include any fees and expenses paid to, or relating to, the person hired in a binding written agreement by Purchaser to be its Chief Executive Officer (including any termination fees). If Purchaser has become entitled to the Expense Reimbursement pursuant to paragraph (c) of this Section, it shall be paid by wire transfer to an account designated in writing by Purchaser not later than ten Business Days after the delivery by Purchaser to Seller of a written request for payment of the Expense Reimbursement and reasonably detailed and accurate supporting documentation for such request, except to the extent, if any, that Seller disputes the requested amount. If Seller disputes the amount of the requested Expense Reimbursement, it shall so advise Purchaser in writing and in reasonable detail within ten Business Days after Seller's receipt of the request and related supporting documentation. Any undisputed amount shall be timely paid by Seller to Purchaser and the balance of the amount requested by Purchaser or the Sponsors shall be paid to the Escrow Agent to be held in escrow and the dispute shall be resolved in good faith by the Parties, if possible. If such disputes have not been resolved by the Parties within ten Business Days after Seller notifies Purchaser that it disputes the amount of the requested Expense Reimbursement, then Seller or Purchaser shall be entitled to ask the Bankruptcy Court to resolve such disputes promptly. If the Expense Reimbursement is payable to Purchaser, then the amount of the Expense Reimbursement shall be subject to the following provisions:

                           (i)      If this Agreement is terminated and the
transactions contemplated hereby are abandoned pursuant to paragraphs (e) or (f) of Section 14.01, the Expense Reimbursement shall not be less than $1,500,000.

                           (ii)     If this Agreement is terminated and the
transactions contemplated hereby are abandoned pursuant to paragraph (c) of
Section 14.01, the Expense Reimbursement shall be exactly $1,500,000.

                           (iii)    Under no circumstances shall the Expense
Reimbursement exceed $2,500,000.

                  (c)      Entitlement to Breakup Fee and Expense Reimbursement.

                           (i)      Except as provided in clauses (ii) and (iii)
of this paragraph (c), Purchaser shall be entitled to the Breakup Fee if and only if (x) an Alternative Transaction is approved by Order of the Bankruptcy Court at the Purchaser Selection Hearing (the "Alternative Transaction Order") and the Alternative Transaction Order has become a Final Order or (y) an Alternative Event occurs. Except as provided in clauses (ii) and (iii) of this paragraph (c), Purchaser shall be entitled to the Expense Reimbursement if and only if (A) the Bankruptcy Court enters the Alternative Transaction Order or an Alternative Event occurs; (B) this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to paragraphs (c), (d), (g), (i) or
(j) of Section 14.01; (C) this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 14.01(k) and (I) on the Expiration Date Purchaser is entitled to exercise its termination and abandonment rights under paragraphs (i) or (j) of Section 14.01 or (II) the failure of any condition precedent to the Closing to have been satisfied as of the Expiration Date is the result of a breach of this Agreement by Seller or
(III) the Bank Group Approvals have not occurred and the failure to close was directly caused by the Bank Group Approvals not having been given; (D) this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to paragraphs (e) or (f) of Section 14.01; or (E) this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to paragraphs (a) or (b) of Section 14.01 and the event giving rise to such termination was directly caused by the failure of the Bank Group Approvals to have been given.

                           (ii)     Purchaser shall not be entitled to the
Breakup Fee or the Expense Reimbursement if the Sales Process Order has not been entered.

                           (iii)    Purchaser shall not be entitled to the
Breakup Fee if, at the time of the Bankruptcy Court's entry of the Alternative Transaction Order or the occurrence of the Alternative Event, as the case may be, Purchaser has not yet satisfied the requirements of Sections 6.10 and 6.11. Purchaser shall not be entitled to the Breakup Fee if there is a Closing. Purchaser shall not be entitled to the Expense Reimbursement if, at the time this Agreement is terminated and the transactions contemplated hereby are abandoned, Purchaser has not yet satisfied the requirements of Sections 6.10 or
6.11. Purchaser shall not be entitled to the Expense Reimbursement if there is a Closing.

                           (iv)     This paragraph (c) sets forth the sole and
exclusive circumstances under which Purchaser shall be entitled to, or Seller can be held liable for, the Breakup Fee or the Expense Reimbursement.

                  (d) Conduct of the Bankruptcy Case; Approval of Protections for Purchaser; Approval of Sale of Transferred Assets. Within three Business Days after the execution of this Agreement, Seller shall file or cause to be filed (and shall diligently pursue an Order on shortened time if permitted by the Bankruptcy Court) (i) a motion in the form agreed by Seller and Purchaser prior to the original execution of this Agreement (without regard to subsequent amendments) (the "Sales Process and Approval Motion") seeking entry of the Sales Process Order that provides for, among other things, (A) approval of the Breakup Fee, the Expense Reimbursement and the Non-Solicitation Period protection specified in Section 2.09(f), (B) the authorization and procedures for Seller to solicit, evaluate and accept Qualified Offers and the highest and best offer, (C) a time, date and place of the hearing to select a purchaser of Seller or of all or substantially all of the Assets and Properties of Seller used or held for use by Seller in the conduct of the Business (the "Purchaser Selection Hearing") and the form of sale notice and (D) the requirement that all credit bids from secured creditors of Seller occur at the Purchaser Selection Hearing; and (ii) one or more other motions or other papers with the Bankruptcy Court, which other motions or papers shall not be inconsistent with any of the Parties' respective rights or obligations under this Agreement. Purchaser shall, at Purchaser's cost and expense, provide Seller with reasonable information and documentation providing adequate assurances of Purchaser's ability to perform its obligations under this Agreement, and shall reasonably cooperate with Seller in providing any other information or documentation the Bankruptcy Court might request or require in connection with the efforts of Seller to obtain the Sales Process Order. The Sales Process Order shall be substantially in the form that is attached as Exhibit B.

                  If any of the following events (each, a "Termination Event") occur, then within the applicable time period specified in paragraph (e) of this Section, Purchaser may, but shall not be obligated to, terminate this Agreement and abandon the transactions contemplated hereby by giving written notice of such termination and abandonment to Seller, whereupon this Agreement shall be terminated, the transactions contemplated hereby shall be abandoned and the Earnest Money Deposit and all interest thereon shall be returned to Purchaser. The Termination Events are:

                           (i)      Seller's failure to file the Sales Process
and Approval Motion within the time period provided for in this Section 2.09(d);

                           (ii)     the Bankruptcy Court's failure or refusal to
enter the Sales Process Order on or prior to 15 days following execution of Agreement;

                           (iii)    the Bankruptcy Court's entry of a Sales
Process Order that provides for no Breakup Fee or a Breakup Fee of less than $5,000,000;

                           (iv)     the Bankruptcy Court's failure or refusal to
enter the Purchaser Selection Order on or prior to 45 days following entry of the Sales Process Order;

                           (v)      the Bankruptcy Court's entry of the
Confirmation Order earlier than the 45th day following entry of the Purchaser Selection Order;

                           (vi)     the Bankruptcy Court's failure or refusal to
enter the Confirmation Order on or prior to the 70th day following entry of the Purchaser Selection Order; or

                           (vii)    any material change to, or Order materially
inconsistent with, the Sales Process Order or Confirmation Order not reasonably acceptable to Purchaser with respect to matters that would adversely affect Purchaser's interest in any of the Transaction Documents or the transactions contemplated thereby.

                  (e) Deadline for Exercise of Termination Rights Due to a Termination Event. Purchaser's right to terminate this Agreement and abandon the transactions contemplated hereby on the grounds of a Termination Event shall expire and become null and void if not exercised by the applicable deadline specified in clauses (i) through (v) of this paragraph (e):

                           (i)      with respect to a Termination Event
described in clause (i), (iii) or (v) of Section 2.09(d), the 15th day after the occurrence of such Termination Event;

                           (ii)     with respect to a Termination Event
described in clause (ii) of Section 2.09(d), the earlier of (A) the 15th day after the occurrence of such Termination Event or (B) immediately prior to the Bankruptcy Court's entry of the Sales Process Order;

                           (iii)    with respect to a Termination Event
described in clause (iv) of Section 2.09(d), the earlier of (A) the 15th day after the occurrence of such Termination Event or (B) immediately prior to the Bankruptcy Court's entry of the Purchaser Selection Order;

                           (iv)     with respect to a Termination Event
described in clause (vi) of Section 2.09(d), the earlier of (A) the 15th day after the occurrence of such Termination Event or (B) immediately prior to the Bankruptcy Court's entry of the Confirmation Order; or

                           (v)      with respect to a Termination Event
described in clause (vii) of Section 2.09(d), the 15th day after Purchaser is notified of the change or Order specified in that clause.

                  (f)      No-Shop.

                           (i)      From the time of the Parties' execution of
this Agreement until the earlier of (A) the Bankruptcy Court's entry of the Sales Process Order or (B) the 15th day following the original execution of this Agreement (without regard to subsequent amendments) (the "Non-Solicitation Period"), Seller shall not, nor shall it authorize or permit any Affiliate or subsidiary of Seller to, nor shall it authorize or permit any officer, director, manager or employee of, or any investment banker, attorney or other advisor, agent or representative of, Seller or any subsidiary (collectively, "Seller Representatives") to, solicit or otherwise proactively encourage any Person with respect to the submission of a Qualified Offer or negotiate the terms of a Qualified Offer; provided, however, that during the Non-Solicitation Period so long as Seller is not otherwise in breach of this Section 2.09, nothing in this Agreement shall prohibit Seller, Seller Representatives or the Board of Managers of Seller (the "Seller Board") from entering into confidentiality agreements with any Person or furnishing to any Person any information relating to the Business, the Hotel/Casino, the Assets and Properties of Seller or the Liabilities of Seller with respect to any proposal or expression of interest that constitutes, or which may lead to, a Qualified Offer; and, provided further, however, that if the Bankruptcy Court has not entered the Sales Process Order by the expiration of the Non-Solicitation Period, then Seller shall not execute any Qualified Offer prior to the earlier of the (x) Bankruptcy Court's entry of the Sales Process Order or (y) 16th day after the expiration of the Non-Solicitation Period. In the event Seller receives a Qualified Offer during the Non-Solicitation Period, Seller shall as promptly as practicable (and in any event within three Business Days after receipt) advise Purchaser in writing of the details of such Qualified Offer and the identity of the Person submitting the Qualified Offer (and, to the extent known by Seller, the principals who are backing such Person). At the Sales Process and Purchaser Protection Hearing, Seller shall be permitted to disclose to the Bankruptcy Court information concerning all Qualified Offers received.

                           (ii)     Following the entry of the Sales Process
Order until the Alternative Offer Deadline, Seller, the Seller Board and Seller Representatives shall not be subject to any restrictions with respect to the solicitation or encouragement of any Person concerning the potential or actual submission of a Qualified Offer; provided, however, that by not later than the 42nd day after the entry of the Sales Process Order, Seller must deliver to Purchaser by facsimile transmission or send by a nationally recognized courier service for delivery to Purchaser by the morning of the next Business Day true and complete copies of all Qualified Offers that Seller has received by such 42nd day.

         2.10     Working Capital-Related True-Ups.

                  (a) Set forth as Exhibit F is an unaudited Balance Sheet as of December 31, 2002 (the "Sample Balance Sheet"). Not less than 10 days prior to the scheduled Closing Date, Seller will deliver to Purchaser a Balance Sheet as of the end of the most recent calendar month preceding the scheduled Closing Date for which it is then practicable to report the Business' financial position (the "Pre-Closing Balance Sheet"). Within 30 days after the Closing, Purchaser will deliver to Seller a Balance Sheet as of the Closing Date (giving effect to the Closing Date True-Up specified in paragraph (b) of this Section
2.10 but without giving effect to the Closing in any other respect) (the "Final Balance Sheet"). The Pre-Closing Balance Sheet and the Final Balance Sheet will be prepared as if Seller is a going concern and on a basis consistent with the Sample Balance Sheet; provided, however, that the Pre-Closing Balance Sheet and the Final Balance Sheet shall exclude all Excluded Assets, all Retained Liabilities and the Current Liabilities listed parenthetically in the next sentence. The total of Current Assets minus the total of Current Liabilities (excluding Current Liabilities that consist of portions of long-term debt, capital lease obligations or other interest-bearing debt maturing within 12 months of the date of the applicable Balance Sheet) reported on each of the Pre-Closing Balance Sheet and Final Balance Sheet shall constitute and be defined as "Working Capital" (which could be a negative amount) as of such Balance Sheet date. As provided in paragraphs (b), (c) and (d) of this Section 2.10, the difference between (i) the amount of Working Capital as of the respective dates of the Pre-Closing Balance Sheet and the Final Balance Sheet and (ii) $15,000,000 (the "Base Amount") shall form the basis for dollar-for-dollar Closing and post-Closing true-ups.

                  (b) At the Closing, the net amount of Working Capital that Seller shall be required to deliver to Purchaser pursuant to this Agreement will be (i) decreased by the amount, if any, by which Working Capital reported on the Pre-Closing Balance Sheet ("Pre-Closing Working Capital") exceeds the Base Amount or (ii) increased by the amount, if any, by which the Base Amount exceeds Pre-Closing Working Capital (giving effect to any negative balance of Pre-Closing Working Capital). The amount of such increase or decrease is defined as the "Closing Date True-Up." If the Closing Date True-Up requires a decrease in the Working Capital to be delivered by Seller to Purchaser at the Closing, such decrease shall be effected through a dollar-for-dollar decrease in the amount of Transferred Cash, provided that such decrease does not reduce the amount of Transferred Cash below $10,000,000. Any remaining portion of such decrease in the Working Capital to be delivered by Seller pursuant to the Closing Date True-Up shall be effected through post-Closing payments by Purchaser to Seller of cash collected on Accounts Receivable, as provided in paragraph (c) of this Section. If the Closing Date True-Up requires an increase in the Working Capital to be delivered by Seller to Purchaser, such increase shall be effected through a dollar-for-dollar increase in the amount of Transferred Cash that Seller shall deliver to Purchaser at the Closing.

                  (c) In connection with any payment obligations owed by Purchaser to Seller in respect of post-Closing Accounts Receivable collections pursuant to paragraphs (b) or (d) of this Section, Purchaser shall perform the servicing of all Accounts Receivable at no charge to Seller, and all cash collections on Accounts Receivable shall be paid promptly by Purchaser to Seller (but not before Purchaser delivers the Final Balance Sheet to Seller) until the amount of such payments equals the amount that is owed to Seller under paragraphs (b) or (d) of this Section, as the case may be.

                  (d) Within ten days after Purchaser delivers the Final Balance Sheet to Seller (except with respect to any (i) disputed amounts that are subject to the provisions of Section 2.11, as to which payment may be delayed until the time specified in Section 2.11, or (ii) payments that are to be made by Purchaser to Seller from cash collections on Accounts Receivable as provided below in this paragraph (d) and in paragraph (c) of this Section, which payments shall be made as provided in those paragraphs), Seller shall pay Purchaser in cash the amount of a Post-Closing True-Up (as defined below in this paragraph (d)) that is a negative number or Purchaser shall pay Seller the amount of a Post-Closing True-Up that is a positive number. Such payment by Purchaser to Seller shall be in cash to the extent (if any) that the amount of Transferred Cash exceeded $10,000,000. Any such payment by Purchaser that is not made in cash as and when provided in the preceding sentence shall be made through a subsequent payment by Purchaser to Seller out of, and in an aggregate amount not to exceed, cash collections on Accounts Receivable as provided in paragraph (c) of this Section. The "Post-Closing True-Up" equals: Working Capital reported on the Final Balance Sheet minus the Base Amount.

                  (e) The Parties acknowledge that in view of the transactions provided for in paragraphs (b), (c) and (d) of this Section 2.10, no prorations relating to the Transferred Assets or to the ownership and operation of the Business as of the Transfer Time, which otherwise would customarily be made and settled as of the closing of transactions of this nature, are necessary or appropriate.

                  (f) The Parties acknowledge that as of the date of the Sample Balance Sheet, Working Capital reported on the Sample Balance Sheet equals $23,656,611.

         2.11 Post-Closing Audit and Payment. Seller will have the right to review or audit the Final Balance Sheet. Any appropriate corrections or restatements resulting from such review or audit that affect the payment obligations specified in Section 2.10(d) will require a corresponding cash payment by the Party determined to be liable for such payment to the Party determined to be entitled to such payment as a result of such review or audit. If Seller disagrees with the Final Balance Sheet, it shall notify Purchaser of such disagreement in writing, specifying in detail the particulars of such disagreement, within 15 Business Days after Seller's receipt of the Final Balance Sheet (the "Dispute Notice"). The Parties shall use commercially reasonable efforts for a period of 30 days after Seller's delivery of the Dispute Notice (or such longer period to which the Parties mutually agree) to resolve any disagreements raised by Seller with respect to the Final Balance Sheet. If, at the end of such period, the Parties are unable to resolve such

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

disagreements, Seller and Purchaser shall jointly select an independent auditor from a recognized, national-standing accounting firm to resolve the disagreements. The determination by such independent auditor shall be final, binding and conclusive on the Parties. The Parties shall use commercially reasonable efforts to cause such independent auditor to make its determination within 30 days after it accepts its selection. If Seller determines that a delay in this dispute resolution mechanism threatens to delay the closing of its case in the Bankruptcy Case, then Seller may seek means from the Bankruptcy Court to select the independent auditor or to enforce such independent auditor's determination, as the case may be. The Parties and the independent auditor shall agree to be subject to the jurisdiction of the Bankruptcy Court for this purpose. Within ten days after the date of such determination by the independent auditor, Purchaser shall pay Seller, or Seller shall pay Purchaser, as the case may be, the amount of cash that is determined to be due and payable; provided, however, that if (i) it is determined that Purchaser is required to make such payment, (ii) such payment is to be made from cash collections on Accounts Receivable under paragraphs (c) and (d) of this Section and (iii) Purchaser has not made such collections by the tenth day after the independent auditor's determination, then Purchaser shall make such payment when and as provided in paragraph (c) of this Section. Fees and expenses of such independent auditor shall be borne equally by Purchaser and Seller.

         2.12 Indemnity Escrow Account. Pursuant to the terms of the Indemnity Escrow Agreement, to secure Seller's obligations under Article XII, at the Closing Seller shall deposit $1,000,000 (the "Indemnity Escrow Amount") into escrow with the Escrow Agent for a period of six months (the "Indemnity Escrow Period"). Upon the termination of the Indemnity Escrow Period, the Escrow Agent will pay to Seller the Indemnity Escrow Amount and all interest earned thereon, less any amounts paid in respect of claims made in accordance with Article XII; provided, however, if any claim for indemnification pursuant to Article XII has been made by Purchaser and has not been finally resolved prior to expiration of the Indemnity Escrow Period, the Escrow Agent will withhold from payment to Seller the amount of funds subject to the claim for indemnification, until such claim has been settled or finally adjudicated and, when settled or adjudicated, will distribute the funds to the appropriate Party.

         2.13 Post-Closing Obligations Regarding Promotional Vehicles. The Parties acknowledge that although the transfer by Seller to Purchaser of Seller's rights, title and interests in and to the Vehicles is an integral part of the transactions contemplated by this Agreement, certain documentation requirements to complete such transfer with respect to the Promotional Vehicles might not be fully satisfied by the Closing. Seller covenants to deliver to Purchaser at the Closing certificates of title, duly endorsed by Seller, for all Vehicles owned by Seller other than the Promotional Vehicles. Seller further covenants to make commercially reasonable efforts to deliver to Purchaser at the Closing certificates of title for the Promotional Vehicles, duly endorsed in favor of Purchaser, or other documentation reasonably acceptable to Purchaser to complete the transfer of the Promotional Vehicles to Purchaser. If and to the extent that, notwithstanding such commercially reasonable efforts, any such requirements applicable to the Promotional Vehicles have not been satisfied by the Closing, Seller shall continue to make commercially reasonable efforts from and after the Closing to satisfy such requirements as soon thereafter as practicable.

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

         2.14 Effect of Appellate Proceeding. If an Appellate Proceeding is pending (but there is no stay of the Purchaser Selection Order or the Confirmation Order), after the 30th day following the date on which Purchaser is notified that both the Purchaser Selection Order and Confirmation Order have become Final Orders (such 30th day, the "Appellate Proceeding Election Date"), Purchaser may make an election ("Appellate Proceeding Election") to delay the Closing until the last Business Day of the calendar month in which the last of the following three events have occurred: (i) the conditions precedent to the Closing have been satisfied or waived, (ii) the Appellate Proceeding has been completed without a reversal, vacation or material modification of the Purchaser Selection Order or Confirmation Order and (iii) the time for bringing any further Appellate Proceeding has expired. Purchaser must make the Appellate Proceeding Election by delivering written notice thereof to Seller by not later than 60 days following the Appellate Proceeding Election Date. If Purchaser has made a timely Appellate Proceeding Election, then Seller shall have the option to terminate this Agreement and abandon the transactions contemplated hereby as provided in Section 14.01(c). If Seller does not exercise this termination and abandonment right, the Appellate Proceeding Election shall have the effect of delaying the Closing as provided above in this Section (subject to the exercise by either Party, at any time prior to such delayed Closing, of any other rights to terminate this Agreement and abandon the transactions contemplated hereby under Section 14.01).

         2.15 Treatment of Rejectable Contracts. Schedule 2.15 sets forth a list of Contracts that may be accepted or rejected by Purchaser prior to the Closing (the "Rejectable Contracts"). On or before the 30th day prior to the Closing (the "Acceptance Election Date"), Purchaser shall provide to Seller a list of those Contracts from the list of Rejectable Contracts that Purchaser desires to have Seller (i) assume and assign to Purchaser, which such Contracts shall be deemed to be Assumed Contracts and shall be treated as Assumed Liabilities pursuant to Section 2.02(a); or (ii) reject. To the extent Purchaser does not provide written instruction to accept any or all of the Rejectable Contracts, then those Rejectable Contracts shall be deemed to be rejected and shall not be Assumed Contracts or Assumed Liabilities and Seller shall reject such contracts as of the Closing Date (the "Rejected Contracts"). Purchaser shall be responsible to pay to Seller an amount in respect of the damages determined by the Bankruptcy Court in connection with confirmation of the Plan (or absent such determination, as set forth below in this Section 2.15) due to the rejection of the Rejected Contracts such that the creditors who would have an unsecured claim arising from the rejection of the Rejected Contracts shall be entitled to a distribution under the Plan pari passu with other unsecured creditors (the "Rejection Damages"). It is the intent of the Parties that the payment of the Rejection Damages shall in no way adversely affect Seller's bankruptcy estate or distributions to be made under the Plan. To the extent the Rejection Damages are greater than the aggregate of the Initial Earnest Money Deposit and Second Earnest Money Deposit less the costs to be paid by Purchaser pursuant to Section 5.07(g), Purchaser shall pay the Rejected Damages Deposit to the Escrow Agent to be held in escrow and released to Seller at the Closing pursuant to Section 2.03(c). If Purchaser disputes the amount of the Rejection Damages, it shall so advise Seller in writing and in reasonable detail within five days after Purchaser's receipt of the amount of the Rejection Damages and related supporting documentation and the dispute shall be resolved in good faith by the Parties, if possible. If such disputes have not been resolved by the Parties by the 10th day prior to the Closing, then Seller or Purchaser shall be entitled to ask the Bankruptcy Court to resolve such disputes promptly.

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Purchaser as set forth in this
Article III. In addition to the express limitation on certain of Seller's representations and warranties herein as being to the Knowledge of Seller, (i) all of Seller's representations and warranties in this Agreement, other than those in Sections 3.01, 3.02, 3.08 and 3.10(a), are limited and qualified by matters which prior to the execution of this Agreement were disclosed to Purchaser, came to the Knowledge of Purchaser, or should, based upon a reasonably prudent diligence examination in view of an "as is, where is" sale, have come to the Knowledge of Purchaser during Purchaser's due diligence examination of Seller, the Business, the Transferred Assets and the Assumed Liabilities (including all matters disclosed in Seller's "due diligence room") or by a reasonable physical inspection of the Hotel/Casino by Purchaser, (ii) no representations or warranties by Seller herein apply to Financial Projections or to the physical or structural condition of any Real Property or Improvements and
(iii) all of Seller's representations and warranties herein are made only as of the date of the original execution of this Agreement (without regard to subsequent amendments).

         3.01 Organization of Seller. Seller is a limited-liability company duly organized, existing and in good standing under the Laws of the State of Nevada and, subject to the Bankruptcy Code, has full company power and authority to conduct the Business as and to the extent now conducted and to own, use or lease the Transferred Assets as and to the extent now owned, used or leased. At all times since September 28, 2001, Seller has conducted, or contracted for the conduct of, the Business directly and not through any Affiliate of Seller or through any other corporation, partnership or other entity, except as disclosed in Schedule 3.01.

         3.02 Authority. Seller has full company power and authority to execute and deliver this Agreement. Subject to entry of the Confirmation Order or other approval of the Bankruptcy Court, Seller will have full power and authority under NRS Chapter 86 to execute and deliver the Operative Agreements to which it is or is intended to be a Party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation, to sell and transfer (pursuant to this Agreement) the Transferred Assets. This Agreement has been duly and validly executed and delivered by Seller. Subject to the entry of the Confirmation Order (except as to Sections 2.08, 2.09, 5.02, 5.03, 5.04, 5.05, 5.07, 5.18, 5.19,
5.21, 5.22 and 5.23,) and upon execution by Purchaser, this Agreement constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is or is intended to be a Party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

         3.03     Governmental Approvals and Filings. Except as disclosed in
Schedule 3.03, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Operative Agreements to which it is or is intended to be a Party or the consummation of the transactions contemplated hereby or thereby.

         3.04 Financial Statements. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

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

                  (a) the audited balance sheets of Seller as of December 31, 2000 and 2001 and the related audited statements of operations and cash flows for each of the fiscal years then ended, together with a true and complete copy of the report on such audited information by its independent public accountants, and all letters received by Seller from such independent accountants with respect to the results of such audits; and

                  (b)      the Sample Balance Sheet.

         Except as set forth in the notes thereto, the accompanying accountants' reports (if any) or as disclosed in Schedule 3.04(a), the financial statements described in Section 3.04(a) were (i) prepared in accordance with GAAP, (ii) fairly present the financial condition and results of operations and cash flows of Seller as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from books and records of Seller regularly maintained by management and used to prepare the financial statements of Seller in accordance with the principles stated therein. Seller has maintained the Business Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP, except as set forth in Schedule 3.04(a). Schedule 3.04(b) sets forth the basis on which the Sample Balance Sheet was prepared and the accounting principles used in such preparation, all of which shall be applied consistently by Seller for the preparation of the Pre-Closing Balance Sheet and by Purchaser for the preparation of the Final Balance Sheet as provided in Section 2.10(a).

         3.05 Absence of Changes. Except for the execution and delivery of this Agreement, the filing of and events occurring in the Bankruptcy Case and the transactions contemplated by this Agreement, and except as disclosed in
Schedule 3.05, from the date of the Sample Balance Sheet through the date of this Agreement there has not been any material adverse change, event or development relating to the Business or, to the Knowledge of Seller, any other material adverse change, event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change in the Condition of the Business. In all material respects, Seller has operated the Business in the ordinary course since the date of the Sample Balance Sheet through the date of this Agreement, except as required by the Bankruptcy Case or permitted under Section 5.04. Without limiting the foregoing, except as disclosed in Schedule 3.05, there has not occurred, between the date of the Sample Balance Sheet and the date of this Agreement, any of the following:

                  (a) other than as a result of adopting financial reporting guidance as provided in AICPA Statement of Position 90-7 or any impairment loss recorded resulting from the application of FAS 121, 142 and/or 144, material change in any (i) pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Business or (ii) method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes; or

                  (b) (i) disposition of any Assets and Properties used or held for use in the conduct of the Business, other than dispositions of (A) Inventory in the ordinary course of business consistent with past practice, (B) non-Inventory Assets and Properties for which Seller acquires substantially similar replacements and (C) non-Inventory Assets and Properties that do not exceed $1,000,000 in the aggregate and are identified in Schedule 3.05(b)(i)(C) or

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

(ii) creation or incurrence of a Lien, other than a Permitted Lien, on any Assets and Properties used or held in the conduct of the Business.

         3.06     Taxes.

                  (a) Tax Return Filings and Taxes Paid. Seller does not, and is not required to, file federal income Tax Returns. Except as disclosed in
Schedule 3.06(a), Seller has filed all Tax Returns (or such Tax Returns have been filed on its behalf) required to be filed by applicable law with the proper Governmental or Regulatory Authorities that are due (including extensions) on or before the date of this Agreement. All Tax Returns are true, complete and correct in all material respects. Seller has delivered or made available to Purchaser complete and accurate copies of all such Tax Returns for all open tax years of Seller. Except as otherwise provided by the Bankruptcy Code, Seller has timely paid, will timely pay, or has made provision for the payment of, all Taxes that have or may become due in respect of periods (or portions thereof) ending on or before the Closing Date, except such Taxes, if any, as are listed in Schedule 3.06(a) or as to which adequate reserves have been established.

                  (b) Withholding Taxes. Except as disclosed in Schedule 3.06(b), Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from Employee wages and paid to the proper Governmental or Regulatory Authorities all required amounts. Seller has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of sales, use or other similar Taxes as to which Seller would have otherwise been obligated to collect or withhold.

                  (c) Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the Transferred Assets. None of the Transferred Assets is property that is required to be treated for Tax purposes as being owned by any other Person.

                  (d) Withholding Provisions. The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 or of Subchapter A of Chapter 3 of the Code or of any other tax withholding provisions of federal, state, local or foreign law.

                  (e) Transferee or Successor Liability. Except as disclosed in Schedule 3.06(e), Seller does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (including any Tax sharing or allocation agreement) or otherwise. Seller is not a party to any Tax sharing agreement.

                  (f)      Claims or Proceedings. Except as disclosed in
Schedule 3.06(f), (i) there is no claim, action, audit or other proceeding now pending or threatened relating to the Taxes of Seller; and (ii) no extension or waiver of a statute of limitations relating to Taxes is in effect or, to the Knowledge of Seller, has been requested with respect to Seller.

         3.07     Real Property.

                  (a) Except as disclosed in Schedule 3.07(a), Seller has good and marketable fee simple title to the Owned Real Property and Improvements (excluding trade fixtures, tenant fixtures and automated teller machines) free and clear of all Liens other than Permitted Liens. Subject to the Tenant Leases described in Schedule 2.01(a)(ii)(A) and Schedule 2.15, Seller is in possession of the Owned Real Property with adequate rights of vehicular and pedestrian ingress and egress.

                  (b) A true, correct and complete rent roll for the Tenant Leases dated as of February 28, 2003 is set forth in Schedule 3.07(b) (the "Rent Roll"). There are no Tenant Leases with respect to the Owned Real Property other than the Tenant Leases which are set forth on the Rent Roll. Except as set forth in the Rent Roll or elsewhere in Schedule 3.07(b), as of the date of this
Agreement: (i) each Tenant Lease is in full force and effect; (ii) the tenants have accepted possession of, and are in occupancy of, all of their respective demised premises and have commenced the payment of rent under the Tenant Leases to the extent set forth on the Rent Roll, and to the Knowledge of Seller there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (iii) all rents due and payable under the Tenant Leases have been paid and no portion of any rent has been paid for any period more than 30 days in advance; (iv) the rent payable under each Tenant Lease is the amount of rent set forth in the Rent Roll, and to the Knowledge of Seller there is no claim or basis for a claim by the tenant thereunder for an adjustment to such rent; (v) no tenant or other party in possession of any of the real property subject to the Tenant Leases has any right to purchase, or holds any right of first refusal to purchase, such properties; (vi) no Tenant Lease letter of credit has been delivered to Seller as a security deposit, or in lieu of a cash security deposit, under any Tenant Lease, (vii) there is no tenant improvement work remaining to be done under any Tenant Lease, (viii) there are no sums remaining to be paid by Seller to any tenant with respect to any Tenant Lease, whether on account of any tenant improvement work or otherwise and (ix) there are no remaining rent concessions, tenant allowances or abatements with respect to any Tenant Lease. All security deposits under the Tenant Leases are as set forth on the Rent Roll and Seller is in compliance with all Laws with respect to all security deposits. The Rent Roll sets forth the scheduled expiration date of each Tenant Lease and any arrearages in the payment of rent thereunder as of the date of the Rent Roll. Each Real Property Lease is a legal, valid and binding agreement of Seller and, to the Knowledge of Seller, of each other Person that is a party thereto, enforceable in accordance with its terms. Seller has delivered to Purchaser a true, correct and complete copy of each Real Property Lease. Except as set forth in Schedule 3.07(b), Seller does not owe and will not owe any brokerage commission in respect of the Real Property Leases. Except as set forth in Schedule 3.07(b), to the Knowledge of Seller, the other party to any Real Property Lease has not (i) subleased, licensed or assigned its interest therein to any other Person or granted to any Person the right to use or occupy the premises demised under the Real Property Lease, or any portion thereof, or
(ii) collaterally assigned or granted a security interest in the Real Property Lease to any Person.

                  (c) Except as disclosed in Schedule 3.07(c), to the Knowledge of Seller, all of the Owned Real Property, and the use and operation thereof, is a permitted use under all applicable zoning ordinances and regulations and does not contravene or violate any zoning, subdivision, land use, administrative or other applicable Law in any material respect. Seller has not received any written notice from any Governmental or Regulatory Authority advising Seller of, (i) a violation of any such Laws or (ii) any action which must be taken to avoid a violation thereof. To the Knowledge of Seller, there are no pending actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which the Owned Real Property is subject.

                  (d) Except as disclosed in Schedule 3.07(d), all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law for Purchaser's use and operation of the Owned Real Property as a hotel and/or casino as presently used and operated are installed across public property or valid easements to the boundary lines of the Owned Real Property (including easements and agreements with Bazaar and Northwind).

                  (e) Except as disclosed in Schedule 3.07(e), Seller has all licenses, permits, easements and rights-of-way, including a use permit, required from all Governmental or Regulatory Authorities having jurisdiction over the Owned Real Property or from private parties for the use and operation of the Owned Real Property as a hotel and/or casino with all of the amenities necessary for the operation of the Business and to assure vehicular and pedestrian ingress to and egress from the Owned Real Property, and all such licenses, permits, easements and rights-of-way are in full force and effect.

                  (f) There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings relating to the Real Property or any part thereof, and Seller has not received written notice of any such threatened or contemplated condemnation action.

                  (g) Except as disclosed in Schedule 3.07(g), Seller has not received written notice of any special tax assessment relating to the Real Property or any portion thereof.

                  (h) Except as disclosed in Schedule 3.07(h), the Real Property (including the Improvements) constitutes all of the real property and buildings, structures, facilities, fixtures and other improvements thereon used in connection with the Business or in which Seller owns any rights, title or interests.

                  (i)      To the Knowledge of Seller, except as disclosed in
Schedule 3.07(i), (i) there are no existing or pending (A) plans to widen, modify or realign any street or highway adjacent or appurtenant to the Owned Real Property, except for the Harmon Intersection Plan, (B) eminent domain proceedings that would materially affect the Owned Real Property, or (C) plans for, or proceedings which could result in, denial of access to the Owned Real Property from any point of access (public or private), by any Governmental Authority or any other Person, and (ii) Seller has not received any written notice of, and to the Knowledge of Seller there are no, intended public improvements which would result in any material charge being levied or assessed against, or in the creation of any lien upon, the Owned Real Property.

                  (j) To the Knowledge of Seller, except as shown on the Survey, the Owned Real Property does not (i) encroach upon any building line, setback line or side yard line of which Seller has knowledge or (ii) violate any recorded or visible easement or restrictive covenant, or other easement or restrictive covenant.

                  (k) Except as disclosed in Schedule 3.07(k) or as disclosed as a title exception in the Title Report, to the Knowledge of Seller no easements are required or necessary for the full access and use of the Owned Real Property.

         3.08     Certain Assets and Properties and Contracts.

                  (a) Subject to entry of the Confirmation Order and any necessary consents to assume and assign the Assumed Contracts, on the Closing Date Seller will be in possession of and (i) have valid right to use pursuant to an Assumed Contract or (ii) have good and valid title free and clear of Liens other than Permitted Liens to all Tangible Personal Property and Inventory except as disclosed in Schedule 3.08(a). Seller's use of the Tangible Personal Property and Inventory complies in all material respects with all applicable Laws.

                  (b) Except as disclosed in Schedule 3.08(b) or any other Schedule and subject to entry of the Confirmation Order, the delivery to Purchaser at the Closing of the Operative Agreements will vest good and valid title to the Transferred Assets (other than the Owned Real Property) free and clear of all Liens, except for Permitted Liens or Liens created by Purchaser.

         3.09     Intellectual Property Rights.

                  (a) Seller has good and valid title to, owns, has interests in or licenses to use the Intellectual Property disclosed in Schedule 2.01(a)(v) and Schedule 2.15 in connection with the conduct of the Business. No other Intellectual Property is used by Seller or necessary for use by Seller in the conduct of the Business. Seller's owned Intellectual Property is owned free and clear of Liens other than Permitted Liens. Seller is not in default, nor has it received any written notice asserting that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any license, sublicense, agreement or contract to use such Intellectual Property. To the Knowledge of Seller, no licensor, grantor or counter-party is in default under the terms of any such license, sublicense, agreement or contract. To the Knowledge of Seller, no such Intellectual Property is being infringed upon by any other Person, except as disclosed in Schedule 3.09(a). Seller has not received written notice asserting that Seller is or may be infringing on or misappropriating, and to the Knowledge of Seller, Seller is not infringing on or misappropriating, any Intellectual Property of any other Person in connection with the conduct of the Business. Seller has received no notice of any claim or lawsuit to such effect that has not been resolved.

                  (b) Except as disclosed in Schedule 3.09(b), Seller (i) does not have any obligation to compensate any Person for the use of any Intellectual Property and (ii) has not granted to any Person any license, option or other rights to use in any manner any of its Intellectual Property, whether requiring the payment of royalties or not.

                  (c) Seller owns or has a valid right to use the Intellectual Property pursuant to Assumed Pre-Existing Contracts, and except for the transfer of the Intellectual Property to Purchaser as contemplated by this Agreement, the Intellectual Property will not be forfeited, terminated or give rise to a right of forfeiture or termination, or otherwise cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (d) Except as set forth in Schedule 3.09(d), all personnel, employees, agents, and contractors, who have contributed to or participated in the conception and development of any Intellectual Property on behalf of Seller, have been parties to "work-for-hire" arrangements or agreements with Seller that have accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising.

                  (e) Except as set forth in Schedule 3.09(e), Seller has duly recorded all assignments and transfers affecting title to the patents, trademarks, copyrights and domain names, in the U.S. Patent and Trademark Office, U.S. Copyright Office or appropriate agency, as applicable.

         3.10     Contracts.

                  (a) Schedule 2.01(a)(iv) and Schedule 2.15 contain true, correct and complete lists of all of the Assumed Pre-Existing Contracts related to the Transferred Assets and the Business, true and complete copies of which have been provided or made available to Purchaser.

                  (b) As of the later of the Closing or the distribution date set forth in the Plan and the Confirmation Order, all defaults and breaches by Seller in respect of the Assumed Contracts will be duly cured, and all of Seller's rights thereunder will have been duly transferred to Purchaser, except as disclosed on Schedule 3.10(b)(I). To the Knowledge of Seller, no other party to an Assumed Contract has breached such Assumed Contract nor is any such other party in default under such Assumed Contract and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach or default, except as disclosed on Schedule 3.10(b)(II).

         3.11 Licenses. Schedule 2.01(a)(vi) and Schedule 2.01(b)(x) contain true and complete lists of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Schedule 3.11:

                  (a) Seller owns or validly holds in its name all Licenses that are material, individually or in the aggregate, to the Business and the ownership, use, occupation and operation of the Real Property;

                  (b) each License is valid, binding and in full force and effect and, to the Knowledge of Seller, no Governmental or Regulatory Authority has instituted any proceedings for the cancellation, non-renewal or modification of any of the Licenses and no such proceedings are threatened and no event (including, without limitation, any material violation of any law) has occurred which would be reasonably likely to lead to the revocation or termination of any such License or the imposition of any material restriction thereon;

                  (c) Seller is in compliance with all such Licenses in all material respects;

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

                  (d) the operation of the Business complies with all such Licenses in all material respects;

                  (e) Seller is not, nor has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License; and

                  (f) the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any License.

         3.12 Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code, and Seller will furnish to Purchaser at or prior to the Closing an affidavit to that effect.

         3.13 Brokers. To the Knowledge of Seller, no Person has any valid claim against Purchaser or Seller for a finder's fee, brokerage commission or similar payment in connection with this Agreement or the transactions contemplated hereby. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser or Seller for a finder's fee, brokerage commission or similar payment in connection with this Agreement or the transactions contemplated hereby.

         3.14     Labor Matters; Employees.

                  (a) Except as listed in Schedule 3.14(a), (i) Seller is not a party to any collective bargaining agreement or labor agreement with respect to its Employees with any labor organization, union, group or association, (ii) no such collective bargaining agreement or labor agreement is scheduled to expire during the term of this Agreement, (iii) to the Knowledge of Seller, no union or other collective labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of Employees, (iv) to the Knowledge of Seller, there is no labor strike, labor disturbance, material unfair labor practice claim, or other material labor dispute pending nor is any material grievance currently being asserted, (v) since August 18, 2000, Seller has not experienced a work stoppage or other material labor difficulty or engaged in any unfair labor practice and (vi) Seller has neither given nor received notice of any material breach or default under any collective bargaining agreement, labor agreement or Employee Plan which has not been cured, and to the Knowledge of Seller, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a material breach or default by Seller or the other party thereunder.

                  (b) Purchaser has been provided with a list of the names, titles and compensation of all Employees, excluding Seller's executive officers and probationary employees, as of April 4, 2003. Except as disclosed in Schedule 3.14(b), Seller is neither a party to nor bound by, and does not have any present or contingent liability with respect to, any oral or written employment agreement, consulting agreement, independent contractor agreement, deferred compensation agreement, covenant not to compete or similar agreement. Seller has delivered to Purchaser a correct and complete copy of each of the aforementioned agreements. Seller has neither given nor received any notice of any breach or default under any employment agreement with any such Employees which has not been cured and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party thereunder.

                  (c) Except as disclosed in Schedule 3.14(c), to the Knowledge of Seller, there is no charge, complaint, investigation, arbitration or grievance pending or threatened before any Governmental or Regulatory Authority or arbitrator against Seller with respect to the Hotel/Casino, or any Employees, officers or managers of Seller, alleging a violation of any applicable Laws or breach of contract relating to the employment by Seller of any Employees or prospective Employees or independent contractors or consultants.

                  (d) Seller is not subject to any settlement or conciliation agreement, consent decree or other order of any Governmental or Regulatory Authority relating to any employment issue or claim.

                  (e) Except as disclosed in Schedule 3.14(e), to the Knowledge of Seller, no Employee, Employee representative or former Employee has asserted any material claim or threatened in writing any material claim against Seller for any compensation (excluding compensation for current payroll periods) which has not been resolved.

                  (f) Schedule 3.14(f) sets forth a correct and complete list of all Employee Plans maintained by or on behalf of Seller. Neither Seller nor any ERISA Affiliate is now or has been obligated to contribute to, or has any liability with respect to, an employee pension benefit plan, as defined in
Section 3(2) of ERISA, that is subject to Title IV of ERISA or to a multiemployer pension plan, as defined in Section 3(37) of ERISA. Each Employee Plan assumed by Purchaser and listed in Schedule 2.02(a)(ii)(C) has been administered in all material respects in accordance with its terms and with the provisions of applicable Law.

         3.15 No Other Agreements to Sell. Except as may be permitted under the Sales Process Order or required under the Purchaser Selection Order, Seller has no commitment or legal obligation, absolute or contingent, (i) to any other Person other than Purchaser, to sell, assign, transfer or effect a sale of all or substantially all of the Transferred Assets, (ii) to sell or effect a sale of any equity interest in Seller to any Person, (iii) to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller or
(iv) to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. Notwithstanding the foregoing, Purchaser acknowledges and accepts that transactions described in those clauses could be required in the Bankruptcy Case. The representations and warranties in this
Section 3.15 shall not be deemed to have been breached as a result of any such requirements in the Bankruptcy Case.

         3.16 Insurance. Schedule 3.16 contains a complete and accurate list of any and all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, expiration dates, annual premiums, a general description of the type of coverage provided and loss experience history by line of coverage) that are (i) maintained by Seller on the Business, the Transferred Assets or the Employees and (ii) being transferred to Purchaser pursuant to this Agreement (the "Transferred Policies"). To the Knowledge of Seller, there is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums due under such policies or binders except in the ordinary course of business and no notice of cancellation or non-renewal of any such coverage has been received by Seller with respect to the Transferred Policies. Schedule 2.01(b)(ix) contains a complete and accurate list of all insurance policies maintained by Seller on the Business, the Transferred Assets and the Employees not contained on Schedule 3.16.

         3.17 No Conflicts. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party and the performance by Seller of its obligations contemplated hereby and thereby do not and will not, in any manner that would have a material adverse effect on the Transferred Assets, the Business or the ability of Seller to consummate the transactions contemplated hereby and thereby:

                  (a) conflict with or result in a violation or breach (with or without notice or lapse of time or both) of any of the terms, conditions or provisions of the articles of organization or operating agreement of Seller;

                  (b) to the Knowledge of Seller and subject to obtaining the consents, approvals and actions, making the filings and giving the notices described in Schedule 3.03, conflict with or result in a violation or breach with or without notice or lapse of time or both) of any term or provision of any Laws or Order applicable to Seller; or

                  (c) except as disclosed in Schedules 3.10(b)(I) or 3.17(c), (i) conflict with or result in a violation or breach (with or without notice or lapse of time or both) of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) give rise to a right of termination, cancellation or acceleration of any obligation under, or (v) result in the creation or imposition of any Lien on the Transferred Assets under, any Contract (including the Assumed Contracts) to which Seller is a party or by which any of the Assets and Properties of Seller are bound.

         3.18 Complaints. To the Knowledge of Seller, there is not any Governmental or Regulatory Authority investigation, notice of violation, notice of apparent liability or Order of forfeiture pending or outstanding against Seller or the Hotel/Casino or the other Transferred Assets respecting any violation, or allegation thereof, of any Laws or any complaint before a Governmental or Regulatory Authority as a result of which an investigation, notice of apparent liability or Order of forfeiture may issue from a Governmental or Regulatory Authority relating to Seller or the Hotel/Casino or the other Transferred Assets. To the Knowledge of Seller, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Licenses relating to the Business, the Hotel/Casino or the other

Transferred Assets, or the imposition of any restriction thereon of such a nature as may materially limit the conduct of the Business as presently conducted and operated.

         3.19 Accounts Receivable. Schedule 3.19 sets forth an aged listing by customer of the Accounts Receivable that are outstanding as of March 31, 2003.

         3.20 Legal Proceedings. Except for the Bankruptcy Case or as set forth on Schedule 3.20, Seller is not subject to any Order of, or written agreement or memorandum or understanding with, any Governmental Authority and, except as set forth on Schedule 3.20, to the Knowledge of Seller, there is no litigation, action, suit, claim, investigation or proceeding pending or threatened against or affecting Seller, the Business, the Transferred Assets, or any Employee associated with the Business or the Transferred Assets, any of the foregoing of which would materially affect Purchaser's interest in the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority.

         3.21 Reservations. Schedule 3.21 sets forth a correct list of all reservations (and deposits with respect thereto) for the Hotel/Casino as of a date not earlier than five days prior to execution of this Agreement. At the Closing, Seller will deliver to Purchaser a complete and correct list of all reservations (and deposits with respect thereto) as of a date that is not more than five days prior to the Closing Date.

         3.22 Compliance With Laws. Except as set forth in Schedule 3.22, to the Knowledge of Seller, neither (i) Seller nor (ii) the use, condition or any other aspect of any Transferred Asset, is, or between October 18, 2002 and the date of this Agreement has been, in violation in any material respect of any applicable Law.

         3.23 Reports. To the Knowledge of Seller, all material returns, notices, reports, statements and other filings currently required to be filed by Seller with a Governmental or Regulatory Authority with respect to Seller, the Business, the Hotel/Casino or the other Transferred Assets have been filed and complied with in all material respects and will continue to be filed and be in compliance on a current basis in all material respects through the Closing Date. To the Knowledge of Seller, all such reports, returns and statements are (or will be, in the case of future reports) materially complete and correct as filed.

         3.24 Environmental Laws. Except as set forth in Schedule 3.24, Seller and each of its subsidiaries have (i) fully complied with all Environmental Laws applicable to transfer of, construction on, and operation of, the Hotel/Casino and the Business (including, without limitation, those relating to generation, handling, use, storage and disposal of Hazardous Materials), except where noncompliance is not reasonably likely to have a material adverse effect on the Condition of the Business; (ii) notified Purchaser of any Environmental Claim, or event or circumstance on the basis of which an Environmental Claim involving material liability could reasonably be expected to be made, in each case which is reasonably likely to have a material adverse effect on the Condition of the Business, upon Seller's becoming aware thereof;
(iii) taken prompt and appropriate action to respond to any Environmental Claim, and reported to Purchaser on such response with respect to any Environmental Claim which would reasonably be expected to have a material adverse effect on the Condition of the Business; and (iv) paid when due all fines and penalties assessed against them for violations of Environmental Laws, except any such fine or penalty that they are contesting in good faith by appropriate proceedings diligently pursued or which is not reasonably likely to have a material adverse effect on the Condition of the Business.

         3.25 Delivery of Documents. Seller has delivered to Purchaser true and complete copies of the Northwind Settlement Agreement, ESA, ESCA, Northwind Lease, Northwind SNDA, REA, Common Parking Area Use Agreement and the related Orders of the Bankruptcy Court, including any and all amendments to the foregoing documents.

         3.26 Sufficiency of the Transferred Assets. The Transferred Assets, together with the Excluded Assets, constitute all of the properties, assets and rights required for Seller's conduct of the Business as presently conducted.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         As of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), Purchaser represents and warrants to Seller as follows:

         4.01 Organization. Purchaser is a limited liability company, duly organized, existing and in good standing under the Laws of the State of Nevada. Purchaser has full limited liability company power and authority to enter into this Agreement and the Operative Agreements to which it is or intends to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Prior to execution of this Agreement, Purchaser has delivered to Seller true and correct copies of its articles of organization and operating agreement.

         4.02 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the managing member of Purchaser, no other limited liability company action on the part of Purchaser or its equity owners being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is or intends to be a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

         4.03 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party do not, and the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Organization or Operating Agreement of Purchaser;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.04, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser, its Affiliates or any of their respective Assets and Properties; or

                  (c) except as disclosed in Schedule 4.03, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Purchaser or any of its Affiliates to obtain any consent, approval or action of, or make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License to which Purchaser or any of its Affiliates is a party or by which any of its Assets and Properties are bound.

         4.04     Governmental Approvals and Filings. Except as disclosed in
Schedule 4.04, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

         4.05 Legal Proceedings. Except as set forth in Schedule 4.05, Purchaser is not subject to any Order of, or written agreement or memorandum or understanding with, any Governmental Authority and to the Knowledge of Purchaser, (i) there is no litigation, action, suit, claim, investigation or proceeding pending, or threatened against or affecting Purchaser or any Person associated with Purchaser which would materially affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority and (ii) no Person has valid grounds to assert any such litigation, action, suit, claim, investigation or proceeding.

         4.06 Brokers. To the Knowledge of Purchaser, no Person has any valid claim against Seller or Purchaser for a finder's fee, brokerage commission or similar payment in connection with this Agreement or the transactions contemplated hereby. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser or its Affiliates with Seller without the intervention of any Person on behalf of Purchaser or its Affiliates in such manner as to give rise to any valid claim by any Person against Seller or Purchaser for a finder's fee, brokerage commission or similar payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V. COVENANTS OF SELLER.

         Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement herein that, by its terms, is required to be performed in whole or in part after the Closing, for the period specified therein (or for the period necessary to complete the required performance in the event that no period is specified or such covenant or agreement has not been complied with during the specified period), Seller will comply with all covenants and provisions of this
Article V except to the extent Purchaser may otherwise consent in writing.

         5.01 Regulatory and Other Approvals. Until the Closing Date, Seller will, as promptly as practicable, (i) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with, and give all notices to, Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation, those described in Schedule 3.03, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or

Regulatory Authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with Purchaser in connection with the performance of its obligations under Sections 6.01 and 6.02.

         5.02 HSR Filings. In addition to and not in limitation of Seller's covenants in Sections 5.01 and 5.09, from and after the Selection of Purchaser, Seller will (i) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request made to Seller or its Affiliates by the FTC or the DOJ for additional information pursuant to the HSR Act and (iii) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement by either the FTC or the DOJ or state attorneys general.

         5.03 Investigation by Purchaser. Until the Closing Date, Seller will (i) provide Purchaser and its officers, directors, managers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with reasonable access, upon reasonable prior notice, during normal business hours and subject to reasonable scheduling, to the Transferred Assets and to such Employees and agents of Seller who have significant responsibility for the conduct of the Business and to the Transferred Assets for such purposes relating to the transactions contemplated by this Agreement and Purchaser's post-Closing plans for the Hotel/Casino as Purchaser may reasonably request (including making environmental evaluations), and (ii) furnish Purchaser and its Representatives with all such information and data (including without limitation, copies of Assumed Contracts, Licenses and other Business Books and Records, other than the Excluded Books and Records) concerning the Business, the Transferred Assets and the Assumed Liabilities as Purchaser or any of its Representatives reasonably request in connection with such investigation.

         5.04 Conduct of Business. Until the Closing Date, Seller will operate the Business in the ordinary course, consistent with past practice and in compliance with all Bankruptcy Court Orders entered into with respect to the Bankruptcy Case, except as required under the Bankruptcy Case or as otherwise permitted or required under this Agreement. Without limiting the generality of the foregoing, until the Closing Date Seller shall (i) maintain all insurance policies insuring the Business as of the date of this Agreement (including business interruption, fire and casualty coverage) or insurance policies substantially similar to those in effect as of the date of this Agreement, (ii) maintain the Inventory and Operating Supplies at normal operating levels for the Hotel/Casino, (iii) perform maintenance and repairs for the Hotel/Casino in the ordinary course of business and (iv) prior to the Closing make all of the maintenance and capital expenditure payments described on Schedule 5.04. Subject to Purchaser's compliance with its obligations under Section 6.15 and subject to Seller seeking approval of a severance and retention plan for Seller's management (which shall be a Retained Liability), prior to the Closing Date Seller will not seek any Order or other affirmative relief from the Bankruptcy Court that would permit or require Seller to operate the Business otherwise than in the ordinary course, consistent with past practice and in compliance with all Bankruptcy Court Orders to which Seller is then subject, except to the extent (if any) that such operation would be reasonably necessary to avoid or remedy any of the conditions described in clause (i) of Section 14.01(j).

         5.05     Financial Statements and Reports; Filings.

                  (a) As promptly as practicable and in any event not later than 120 days after the end of each fiscal year ending after the date of this Agreement and before the Closing Date, Seller shall deliver to Purchaser true and complete copies of the audited balance sheet and the related audited statements of operations and cash flows of Seller for each such fiscal year, together with a true and complete copy of the report on such audited information by Seller's independent public accountants, and all letters received by Seller from such accountants with respect to the results of such audits. As promptly as practicable and in any event not later than 45 days after the end of each of the first three quarters of each fiscal year ending after the date hereof and before the Closing Date, Seller shall deliver to Purchaser true and complete copies of the unaudited balance sheet of Seller and the related unaudited statement of operations of Seller as of and for such quarter and for the portion of the fiscal year then ended, together with the notes, if any, relating thereto. Such audited and unaudited financial statements shall be prepared on a basis consistent with the audited financial statements specified in Section 3.04(a). In addition, until the Closing Date Seller shall make Representatives of Seller's management reasonably available upon request of Purchaser to discuss Seller's operation of the Business.

                  (b) Until the Closing Date, Seller will deliver to Purchaser true and complete copies of such other financial statements, reports and analyses relating to the Business as may be prepared or received by Seller or as Purchaser may otherwise reasonably request. Purchaser shall reimburse Seller for actual out-of-pocket costs incurred for fees and expenses of outside professionals in the preparation of such items as are requested by Purchaser unless the requested items are otherwise required of Seller under this Agreement or such items were prepared by or for Seller prior to Purchaser's request for them.

                  (c) Seller will deliver promptly to Purchaser, and in any event within ten Business Days after filing, copies of all License applications and other filings made by Seller with, or notices given by Seller to, any Governmental or Regulatory Authority after the date of this Agreement and before the Closing Date (other than routine, recurring filings made in the ordinary course of business consistent with past practice) or the Bankruptcy Court.

                  (d) Seller will deliver to Purchaser (with a copy to Purchaser's counsel) copies of each Disclosure Statement (and any supplement or amendment thereto) not later than five Business Days after it is filed with the Bankruptcy Court (or such shorter time as is practicable under the circumstances).

         5.06     Delivery of Books and Records, etc.; Removal of Property.

                  (a) On the Closing Date, Seller will deliver or make available to Purchaser all of the Transferred Assets at the location where such assets are located on the date of the Closing (either at the Owned Real Property or Seller's temporary storage facility located in Clark County, Nevada), excluding any such assets that will be delivered in the ordinary course that are subject to outstanding purchase orders. If at any time after the Closing, Seller discovers in its possession or under its control any other Transferred Assets, it will forthwith deliver such Transferred Assets to Purchaser at the Owned Real Property. From and after the Closing,

Purchaser shall cooperate and afford Seller, its counsel and its accountants, during normal business hours, reasonable access to the Business Books and Records.

                  (b) Within 120 days after the Closing Date, Seller shall remove, at its sole cost and expense, all tangible Excluded Assets from the Real Property and Improvements. Seller shall provide Purchaser reasonable advance notice of such removal and shall perform or cause such removal to be performed in accordance with all applicable Laws and in a manner that minimizes disruption to the Business.

         5.07     Title Insurance Policies and Exceptions.

                  (a) Purchaser acknowledges receipt of the Title Report, all documents of record listed as title exceptions in the Title Report and the Survey as they exist on the date of this Agreement. Seller will deliver promptly to Purchaser, and in any event within ten Business Days after Seller's receipt thereof, copies of any further amendments or modifications to the Title Report.

                  (b)      In addition to the Permitted Exceptions identified on
Schedule 5.07(b), Permitted Exceptions include title exceptions which meet all of the following criteria: they (i) are disclosed or become apparent to Purchaser after the date of the original execution of this Agreement (without regard to any subsequent amendments), (ii) are not already Permitted Exceptions,
(iii) cannot be removed by the payment of a sum of money, (iv) are not caused by the intentional act of Seller or an Affiliate of Seller after the date specified in subclause (i) above and (v) do not materially and adversely affect the value of the Owned Real Property or Improvements, or the continued use thereof as currently conducted or as re-themed as a Planet Hollywood Hotel & Casino.

                  (c) Seller shall cause all title exceptions shown on the Title Report (other than Permitted Exceptions) not approved by Purchaser to be removed on or before the Closing. In lieu of removing them, however, Seller shall have the right to (i) cause the Title Company to remove any Liens by bonding (or causing the bonding) over such Liens or (ii) obtain the commitment of the Title Company to insure Purchaser against loss or damage that may be occasioned by such exceptions that are not Permitted Exceptions.

                  (d) At the Closing, Seller shall cause the Title Company to issue an ALTA extended coverage owner's policy of title insurance and an ALTA extended coverage mortgagee's policy of title insurance in favor of the Restated Credit Agreement Agent covering the Owned Real Property, with gap coverage for any Owned Real Property that will be conveyed to Purchaser at the Closing before the Deed is recorded in the Official Records of Clark County, Nevada, insuring that Purchaser has fee title to the Owned Real Property, subject only to (i) the Permitted Exceptions, (ii) liens for taxes not yet due and payable and (iii) all standard exceptions, exclusions, conditions and stipulations from coverage (the "Title Policy").

                  (e) Seller and Purchaser shall cooperate diligently through the Closing Date to provide customary documents required by the Title Company as a condition to the issuance of the Title Policy, including, without limitation, all affidavits and indemnities reasonably required by the Title Company for the issuance of the Title Policy.

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

                  (f) Seller shall pay the following costs: (i) the premium for a CLTA standard coverage title policy with a limit of liability equal to $600,000,000; (ii) the real property transfer tax imposed on the Deed pursuant to NRS Chapter 375 (to the extent Seller is not exempt from paying such transfer tax); (iii) one-half of the Escrow Fee; and (iv) the cost of the Survey, subject to Purchaser's obligation to reimburse Seller for one-half of the cost of the Survey if and when the Closing takes place.

                  (g) Purchaser shall pay the following costs: (i) the difference in cost between the premium for a CLTA standard coverage title policy and the ALTA extended coverage; (ii) the costs of any and all endorsements requested by Purchaser; (iii) the costs of reinsurance (if any); (iv) fees for recording and filing the Deed and Restated Credit Facility Security Instruments;
(v) one-half of the Escrow Fee; and (vi) one-half of the cost of the Survey, by reimbursement to Seller of such cost, if and when the Closing takes place.

         5.08     Developments and Notifications.

                  (a) Seller shall notify Purchaser and the Restated Credit Agreement Agent in writing (where appropriate, through updates to the Schedules) of, contemporaneously will provide Purchaser and the Restated Credit Agreement Agent with true and complete copies of any and all information or documents relating to, and will make all reasonable efforts to cure before the Closing, any development, event, transaction or circumstance occurring or coming to the actual, current knowledge of Seller's Officers (without further inquiry) after Seller's original execution of this Agreement (without regard to subsequent amendments) (each, a "Development") that renders untrue in any material respect any representation or warranty of Seller contained in this Agreement. The notification required by this paragraph (a) (the "Development Notification") shall be given to Purchaser (with a copy to the Restated Credit Agreement Agent) within ten days after the Development comes to the actual, current knowledge of Seller's Officers as provided above in this paragraph (a).

                  (b) If Seller gives Purchaser a Development Notification with respect to a Development that renders untrue in any material respect any representation or warranty of Seller in Sections 3.04 through 3.11, 3.14 and
3.16 through 3.25, then unless Purchaser has the right to terminate this Agreement and abandon the transactions contemplated hereby pursuant to Section 14.01(f) by reason thereof and exercises that right by giving written notice to Seller within 30 days after Purchaser's receipt of such Development Notification, such Development Notification will be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Sections 3.04 through 3.11, 3.14 and 3.16 through 3.25, and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such Development.

                  (c) Seller shall notify Purchaser and the Restated Credit Agreement Agent in writing of, and contemporaneously will provide Purchaser and the Restated Credit Agreement Agent with true and complete copies of any and all information or documents relating to, and will make all reasonable efforts to cure before the Closing, any development, event, transaction or circumstance that causes any covenant or agreement of Seller under this Agreement to be breached in any material respect. The notification required by this paragraph
(c) shall be given to Purchaser (with a copy to the Restated Credit Agreement Agent) within ten days after the breach comes to the actual, current knowledge of Seller's Officers (without further inquiry). No notification given pursuant to this paragraph (c) shall have any effect on the covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein nor shall such notification in any way limit Purchaser Indemnified Parties' right to seek indemnity under Article XII for breach of such covenant or agreement.

         5.09 Fulfillment of Conditions. Subject to the provisions of the Sales Process Order and the Purchaser Selection Order, Seller shall execute and deliver at the Closing each Operative Agreement that Seller is required to execute and deliver as a condition to the Closing, shall take all reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition, including, but not limited to, adopting any plan of liquidation, dissolution, merger or substantially similar transaction that is inconsistent with this Agreement. Notwithstanding anything in this Agreement to the contrary, if by the 42nd day after the Bankruptcy Court enters the Sales Process Order, Purchaser has not reported to Seller in writing and in reasonable detail the economic and financial terms that shall apply to Purchaser's employment of its Chief Executive Officer for the one year period from the commencement of the Closing, then Seller's support of this Agreement before the Bankruptcy Court may be predicated on only the desires of the Bank Group, GECC and the committee of Seller's unsecured creditors in the Bankruptcy Case.

         5.10 Baggage. At or within 12 hours before the Transfer Time, authorized representatives of Seller shall perform the following functions for all baggage, trunks and other property that were checked and placed in the care of Seller at the Property: (i) seal all pieces of baggage with tape; (ii) prepare an inventory ("Inventoried Baggage") of such items indicating the check number applicable thereto; and (iii) deliver the Inventoried Baggage to an authorized representative of Purchaser and secure a receipt for the Inventoried Baggage. Thereafter, Purchaser shall be responsible for such Inventoried Baggage.

         5.11 Safe Deposits. At or within 12 hours before the Transfer Time, Seller shall remove all items stored by Seller or any of its respective Affiliates in safe deposit boxes located at the Hotel/Casino, and all such safe deposit boxes shall be made available for Purchaser's use thereafter. Safe deposit boxes in use by customers at the Hotel/Casino at the Transfer Time will be sealed in a reasonable manner mutually agreeable to Purchaser and Seller. At the Transfer Time, Purchaser and Seller shall designate in writing their initial safe deposit representatives. Representatives of both Seller and Purchaser are to be present when a seal is broken. Seller will make a representative available within one hour after Purchaser notifies Seller that the representative is required. Purchaser shall have no responsibility for loss or theft from a safe deposit box whose seal was broken in the presence of Seller's representatives. All safe deposit keys, combinations and records shall be delivered at the Transfer Time to Purchaser.

         5.12 Valet Parking. At or within 12 hours before the Transfer Time, authorized representatives of Seller shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller at the
Property: (i) prepare an inventory of such vehicles ("Inventoried Vehicles") indicating the check number applicable thereto; and (ii) transfer control of the Inventoried Vehicles to an authorized representative of Purchaser and secure a receipt for

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

the Inventoried Vehicles. Thereafter, Purchaser shall be responsible for the Inventoried Vehicles.

         5.13 Cure Obligations. Prior to the Closing, Seller shall comply with its obligations under Section 2.08 including without limitation, payment of amounts required to cure defaults as provided in Section 2.08.

         5.14 Maintenance. Until the Closing Date, Seller will maintain the Real Property, Tangible Personal Property, Vehicles and Operating Supplies in good repair and condition, subject to reasonable wear and tear, and shall prevent waste and/or dissipation of the Real Property, Tangible Personal Property, Vehicles and Operating Supplies, all in the ordinary course of business consistent with past practices.

         5.15 Representations and Warranties. Except as required due to the Bankruptcy Case, Seller shall not take any actions or obligate itself to take any actions that would make it impossible or impracticable with Seller's use of reasonable efforts for any of Seller's representations or warranties in this Agreement to be true and correct in all material respects on and as of the Closing Date as though such representations or warranties were made on and as of the Closing Date (other than such representations or warranties which are expressly limited to a date or dates prior to the Closing Date, as to which Seller's obligations in this Section shall apply to such prior date or dates). With respect to Seller's representations or warranties herein that are limited to the Knowledge of Seller, Seller's obligations set forth in the preceding sentence shall apply to such representations and warranties as if they were not limited to the Knowledge of Seller.

         5.16 Plan. Except as required under the Bankruptcy Case, Seller shall not propose, support or sponsor a plan of reorganization that is inconsistent with the terms of this Agreement.

         5.17 Injunctions. If any court or other Governmental or Regulatory Authority having jurisdiction over any Party, the Transferred Assets or the Assumed Liabilities issues or otherwise promulgates any Order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the Parties will use their respective reasonable efforts to seek to have such injunction dissolved or otherwise eliminated as promptly as possible prior to the Closing.

         5.18 Notices. From the date hereof through the Closing Date, Seller will notify Purchaser promptly (and in any event within five Business Days of obtaining knowledge thereof) of any of the following:

                           (i)      any pending or threatened action, suit or
proceeding challenging this Agreement or any of the transactions contemplated hereby;

                           (ii)     any notice or other communication from any
third party alleging that the consent of such third party (other than a consent the necessity of which is disclosed on any Schedule) is or may be required in connection with the transactions contemplated by this Agreement;

                           (iii)    any other development that would prevent or
raise a substantial doubt regarding the satisfaction of any condition set forth in Article VII; and

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

                           (iv)     any notice or other communication from any
Governmental or Regulatory Authority regarding the transactions contemplated by this Agreement.

         5.19 Press Release. Upon execution of this Agreement, Seller (together with Purchaser) will issue a press release substantially in the form of Exhibit G.

         5.20 Accounts Receivable. In the event that Seller or any of its Affiliates receives any payment on any Accounts Receivable outstanding after the Closing Date, such payment shall be the property of, and shall be promptly forwarded and remitted to, Purchaser (except as otherwise contemplated under Sections 2.10(b), (c) and (d)). Seller or such Affiliate will promptly endorse and deliver to Purchaser any cash, checks or other documents received by Seller on account of any such Accounts Receivable (except as otherwise contemplated under Sections 2.10(b), (c) and (d)).

         5.21 Plan and Disclosure Statement. As soon as practicable, but not later than 20 days after the execution of this Agreement, Seller shall file, or cause to be filed, the Disclosure Statement and the Plan. The Disclosure Statement shall comply with the requirements of Section 1125 of the Bankruptcy Code (it being understood that the adequacy of the Disclosure Statement, at the time of filing, shall be subject to the resolution of any objections entertained by the Bankruptcy Court) and the Plan shall comply with the requirements of
Section 1123 of the Bankruptcy Code and shall be capable of being confirmed pursuant to Section 1129 of the Bankruptcy Code (it being understood that the confirmability of the Plan, at the time of filing, shall be subject to the resolution of any objections entertained by the Bankruptcy Court). Purchaser shall have the opportunity to review and comment on the Plan and Disclosure Statement prior to their filing to confirm the Plan is not inconsistent with the terms of the Transaction Documents and the transactions contemplated thereby. Seller shall request that the Bankruptcy Court set a hearing for approval of the Disclosure Statement on not more than 30 days notice, provided that Seller may continue such hearing until the Purchaser Selection Order has been entered by the Bankruptcy Court, at which time Seller shall seek to have the hearing set for a date that is not later than five days after the entry of the Purchaser Selection Order. Seller shall diligently and in good faith pursue the resolution of any objections to the Disclosure Statement. Any modification to the Plan or Disclosure Statement adversely affecting the rights of Purchaser under the Transaction Documents and the transactions contemplated thereby made pursuant to resolution of objections to the Disclosure Statement or in connection with the Disclosure Statement hearing or otherwise must be consented to by Purchaser prior to approval of the Disclosure Statement by the Bankruptcy Court. Upon approval of the Disclosure Statement by the Bankruptcy Court, Seller shall promptly and diligently pursue distribution of the Disclosure Statement and solicitation of approval of the Plan. Seller shall set a hearing for confirmation of the Plan and obtain the Confirmation Order within the time period provided for in Section 2.09(d).

         5.22 Updates of Employee and Accounts Receivable Information. Within ten days after the end of each calendar month prior to the Closing Date, Seller shall submit to Purchaser true and correct reports of any changes in the list of names, titles and compensation of salaried Employees (excluding executive officers and probationary employees) specified in Section 3.14(b) or in the Accounts Receivable information set forth in Schedule 3.19.

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

         5.23 Access to Hotel Information. From and after the Selection of Purchaser until the Closing Date, Seller shall provide for Purchaser and its authorized employees, agents and representatives office space in the Hotel, which space shall be the existing "data room" at the Hotel/Casino and, during the normal business hours of Seller, reasonable access to Employees working at the Business, provided, however, until Purchaser has been placed on the Nevada Gaming Authorities' public agenda for final gaming licensure approval, all access to Employees shall be subject to coordination by and be in the presence of Seller's Chief Executive Officer. Seller shall provide such space and access to enable Purchaser to observe the Hotel/Casino business and operations for the purpose of effecting a smooth transition in the ownership and operation of the Business as of the Closing; provided, however, that (i) neither Purchaser nor its employees, agents or representatives shall unreasonably interfere with the normal management, operations or business of any part of the Hotel/Casino; (ii) all Books and Records or other information provided to or obtained by Purchaser or its employees, agents or representatives pursuant to this Section shall be subject to the confidentiality provisions of Section 15.04 (without limiting the generality of those provisions); (iii) Purchaser, at its cost and expense, shall promptly repair, replace and restore any damage to the Transferred Assets or the Hotel/Casino caused, directly or indirectly, by Purchaser or its employees, agents or representatives in their activities under this Section; and (iv) this Section shall not grant Purchaser or its employees, agents or representatives access to, or any right to information of any kind regarding, any part of the Hotel/Casino, the Business or the Transferred Assets that involves gaming activities or operations unless and until Seller is notified that the Nevada Gaming Commission has placed on its hearing agenda Purchaser's application for approval of a Nevada gaming license.

         5.24 Closing the Due Diligence Room. Promptly after Seller has been notified of the Bankruptcy Court's entry of the Purchaser Selection Order approving the Selection of Purchaser, Seller shall close the "due diligence room" and other due diligence information and keep it closed until the Closing (except for Seller's and Purchaser's own internal use).

ARTICLE VI. COVENANTS OF PURCHASER.

         Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement herein by its terms to be performed in whole or in part after the Closing, for the period specified therein (or for the period necessary to complete the required performance in the event that no period is specified or such covenant or agreement has not been complied with during the specified period), Purchaser will comply with all covenants and provisions of this Article VI, except to the extent Seller may otherwise consent in writing.

         6.01     Regulatory and Other Approvals and Notifications.

                  (a) Until the Closing Date, Purchaser will, as promptly as practicable, (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required for Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation, those described in Schedules 4.03 and 4.04 (each, a "Regulatory Action"), (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with Seller in connection with the performance of Seller's obligations under Sections 5.01 and 5.02. Without limiting the generality of the foregoing, as soon as practicable after entry of the Confirmation Order, Purchaser will file all applications, notices or similar documents with all Gaming Authorities whose consents, approvals or other actions are necessary or appropriate in connection with the consummation by Purchaser of the transactions contemplated by this Agreement or the Operative Agreements included in the definition of Regulatory Approvals.

                  (b) Until the Closing Date, to the extent permitted by applicable Laws, Purchaser will provide reasonably descriptive written notification to Seller within five days after Purchaser becomes aware of any of the following events:

                           (i)      Purchaser makes any filing or submits any
application, notice or similar document (or any amendment or supplement to any of the foregoing) necessary for any Regulatory Action to be obtained, taken, made or given;

                           (ii)     Purchaser withdraws any filing, application,
notice or similar document referred to in clause (i) of this paragraph (b);

                           (iii)    any Regulatory Action is obtained, taken,
made or given;

                           (iv)     any Governmental or Regulatory Authority
notifies Purchaser that its application, notice, filing or other request for a Regulatory Action has been placed on an agenda or scheduled for hearing or consideration (which notification from Purchaser to Seller shall specify the date of such hearing or consideration), delayed or removed from such agenda or schedule; or

                           (v)      any Governmental or Regulatory Authority
issues a decision not to take, make or give any Regulatory Action or withdraws, revokes, cancels, nullifies or materially modifies any Regulatory Action that was previously taken, made or given.

         6.02 HSR Filings. In addition to and without limiting Purchaser's covenants in Section 6.01, from and after the Selection of Purchaser, Purchaser will (i) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request made to Purchaser or its Affiliates by the FTC or the DOJ for additional information pursuant to the HSR Act, (iii) cooperate with Seller in connection with its filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement by either the FTC or the DOJ or state attorneys general, and (iv) pay any and all filing fees due and payable in connection therewith.

         6.03 Representations and Warranties. Purchaser shall not, directly or indirectly through any of its Affiliates, take any actions or obligate itself to take any actions that would make it impossible or impracticable with Purchaser's use of reasonable efforts for any of Purchaser's representations or warranties in this Agreement to be true and correct in all material respects on and as of the Closing Date as though such representations or warranties were made on and as of the Closing Date (other than any such representations or warranties which are

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

expressly limited to a date or dates prior to the Closing Date, as to which Purchaser's obligations in this Section 6.03 shall apply to such prior date or dates).

         6.04 Notice and Cure. Purchaser will notify Seller in writing of, contemporaneously provide Seller with true and complete copies of any and all information or documents relating to, and will make all reasonable efforts to cure as soon as practicable after it comes to the actual, current knowledge (without further inquiry) of the persons identified on Schedule 1.01(I) and in any event before the Closing, any development, event, transaction or circumstance that (i) renders untrue in any material respect any representation or warranty of Purchaser contained in this Agreement on or as of the Triggering Date or (ii) causes any covenant or agreement of Purchaser under this Agreement to be breached in any material respect. No notification given pursuant to this
Section 6.04 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller Indemnified Parties' right to seek indemnity under Article XII.

         6.05 Fulfillment of Conditions. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is required to execute and deliver as a condition to the Closing. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

         6.06 Injunctions. If any court or other Governmental or Regulatory Authority having jurisdiction over any Party, the Transferred Assets or the Assumed Liabilities issues or otherwise promulgates any Order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the Parties will use their respective reasonable efforts to seek to have such injunction dissolved or otherwise eliminated as promptly as possible.

         6.07 Notices. From the date hereof through the Closing Date, Purchaser will notify Seller promptly (and in any event within five Business Days of obtaining knowledge thereof) of any of the following:

                           (i)      any pending or threatened action, suit or
proceeding (other than against Seller or in the Bankruptcy Case) challenging this Agreement or any of the transactions contemplated hereby;

                           (ii)     any notice or other communication from any
third party (other than Seller or in the Bankruptcy Case) alleging that the consent of such third party (other than a consent the necessity of which is disclosed on any Schedule) is or may be required in connection with the transactions contemplated by this Agreement;

                           (iii)    any other development that would prevent or
raise a substantial doubt regarding the satisfaction of any condition set forth in Article VIII; and

                           (iv)     any notice or other communication to
Purchaser or the Sponsors from any Governmental or Regulatory Authority regarding the transactions contemplated by this Agreement; provided, however, that Purchaser's notification to Seller may exclude confidential

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

personal information about Purchaser or the Sponsors or other Persons that is contained in such notice or other communication.

         6.08 Press Release. Upon execution of this Agreement, Purchaser (together with Seller) will issue a press release substantially in the form of Exhibit G.

         6.09     Intentionally Omitted.

         6.10 Employment of Purchaser's Chief Executive Officer or Execution of Hotel Management and Subordination Agreements. Not later than the Sales Process and Purchaser Protection Hearing, Purchaser shall have either (i) entered into a valid and binding employment contract with a Chief Executive Officer with a person reasonably acceptable to Seller, GECC and the Bank Group that provides for a term of employment commencing not later than the Closing Date and expiring not earlier than one year thereafter and on such other terms reasonably acceptable to GECC and the Bank Group or (ii) entered into a valid and binding Hotel management agreement with a counter-party on terms reasonably acceptable to GECC and the Bank Group, and Purchaser and such counter-party shall also have delivered a subordination executed by such counter-party of such Hotel management agreement executed by such counter-party in favor of the Restated Credit Agreement Agent in a form reasonably acceptable to GECC and the Bank Group.

         6.11 Planet Hollywood Agreement. By not later than the Sales Process and Purchaser Protection Hearing, Purchaser and Planet Hollywood shall have a binding and enforceable Planet Hollywood Agreement on terms reasonably acceptable to GECC and the Bank Group, and Purchaser shall have provided Seller with a true and correct copy of the Planet Hollywood Agreement specifying, among other things, the applicable fee structures.

         6.12 Notification of Amendments. If the employment contract between Purchaser and Chief Executive Officer, the Hotel management agreement and related subordination agreement or the Planet Hollywood Agreement is amended or modified in any respect prior to the Closing but after Purchaser has delivered a copy of it to Seller pursuant to Sections 6.10 and 6.11, then Purchaser shall provide Seller with a true and correct copy of such amendment or modification within two Business Days after Purchaser and the applicable counter-parties have executed it.

         6.13 Financial Projections. Purchaser acknowledges that the Financial Projections included in the Transferred Assets are being provided to Purchaser with no representations or warranties (express or implied) by Seller or Seller's Affiliates and with no reliance or expectation by Purchaser or Purchaser's Affiliates as to the accuracy, reasonableness or completeness of the Financial Projections. Purchaser shall not, and shall cause its Affiliates not to, use the Financial Projections directly or indirectly in a manner adverse to the interests of Seller, Seller's Affiliates, or Seller's accountants, attorneys, consultants or other professionals. If Purchaser discloses any of the Financial Projections to any other Person, Purchaser shall also disclose to such Person the provisions of this Section 6.13.

         6.14 Provision of Status Reports Respecting Gaming Licensure. Purchaser shall, and shall cause Purchaser's Applicants to, periodically but in no event less frequently than monthly, report to Seller, GECC and the Bank Group respecting the status of their gaming licensing and report to Seller, GECC and the Bank Group within three Business Days after Purchaser or any of Purchaser's Applicants have been directly or indirectly advised that the Gaming Authorities have a concern or issue with respect to any of Purchaser's or any of Purchaser's Applicants' licensing proceedings which has a reasonable likelihood of becoming an area of concern at the licensing hearings or in the licensing deliberations.

         6.15 Bankruptcy Case Involvement. Prior to the Closing Date, Purchaser will not seek any Order or other affirmative relief (other than to enforce this Agreement) from the Bankruptcy Court that would require Seller to operate the Business otherwise than in the ordinary course, consistent with past practice and in compliance with all Bankruptcy Court Orders to which Seller is then subject.

ARTICLE VII. CONDITIONS TO OBLIGATIONS OF PURCHASER.

         The obligations of Purchaser hereunder to purchase the Transferred Assets and to assume and to pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

         7.01 Representations and Warranties. Subject to Section 5.08, each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (other than such representations or warranties which are (i) already qualified as to materiality, which shall be true and correct in all respects or (ii) expressly limited to a date or dates prior to the Closing Date, which shall be true and correct in all material respects as of such prior date or dates). The provisions of this Section 7.01 shall not constitute or be construed as a covenant on the part of Seller nor shall such provisions confer on any Party the right to terminate this Agreement; any such termination right shall be governed by Section 14.01.

         7.02 Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller by the applicable time period specified herein or, if not so specified, by not later than the Closing (unless such agreement, covenant or obligation by its terms is not required to be performed until after the Closing).

         7.03     Orders and Laws.

                  (a) On the Closing Date (and except as otherwise provided in paragraph (b) of this Section):

                           (i)      Each of the Purchaser Selection Order and
the Confirmation Order shall be a Final Order; and

                           (ii)     No Order or Law shall be in effect which (A)
restrains, enjoins, stays, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or (B) could reasonably be expected to result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser.

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

                  (b) Neither a Hollywood Casino Challenge nor any Order or settlement relating to a Hollywood Casino Challenge shall constitute a failure to satisfy any of the conditions specified in paragraph (a) of this Section 7.03 or elsewhere in this Article VII.

         7.04 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to, any Governmental or Regulatory Authority (including without limitation, the Gaming Authorities that exercise or will exercise jurisdiction over Purchaser and its Affiliates) necessary to permit Purchaser to perform its obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby, shall (i) have been duly obtained, made or given, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived, and
(iii) be in full force and effect, and all terminations or expirations of waiting periods imposed by the HSR Act or any Governmental or Regulatory Authority necessary for the consummation of the transactions by Purchaser contemplated by this Agreement and the Operative Agreements shall have occurred. Seller shall have obtained a Certificate of Occupancy that is not subject to the satisfaction of any conditions imposed by the issuing authority or, if subject to any such conditions, those conditions shall have been met as of the Closing Date.

         7.05 Third Party Consents. If not otherwise effectively and validly provided by an Order of the Bankruptcy Court, in all material respects the consents (or in lieu thereof waivers) (i) listed in Schedule 7.05 and (ii) all other consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or Seller is a party or by which any of their respective Assets and Properties are bound shall (A) have been obtained, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived and (C) be in full force and effect, except (in the case of clause (ii) above) where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with any other such failures, to materially adversely affect Purchaser, the Transferred Assets, the Assumed Liabilities or the Business or result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser.

         7.06 Deliveries. Seller shall have executed and delivered to Purchaser all of the Operative Agreements and other documents and instruments required hereunder to be executed and delivered by Seller and all necessary forms and certificates (including the affidavit described in Section 3.12), duly executed, certifying that the transactions contemplated hereunder are exempt from withholding under the tax laws. Furthermore, Seller shall have removed all title exceptions to the extent required under Section 5.07.

         7.07 Title Policy. Purchaser shall have received the Survey and the Title Policy in compliance with Section 5.07.

         7.08 Restated Credit Agreement. The Restated Credit Agreement and the Restated Credit Facility Security Instruments shall be in effect and all conditions precedent to the effectiveness of the Restated Credit Agreement shall have been fulfilled or waived.

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         7.09     Effectiveness of Plan. The conditions to the effectiveness of the Plan shall be satisfied.

         7.10 Execution of Confirmation Order by GECC. GECC shall have given its written consent to the Confirmation Order by affixing its countersignature thereto.

ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller hereunder to sell the Transferred Assets are subject to the fulfillment, at or before the Closing or, with respect to the condition specified in Section 8.02, by the time specified in that Section, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

         8.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than such representations or warranties which are (i) already qualified as to materiality, which shall be true and correct in all respects or (ii) expressly limited to a date or dates prior to the Closing Date, which shall be true and correct in all material respects as of such prior date or dates).

         8.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser by the applicable time specified herein or, if not so specified, by not later than the Closing (unless such agreement, covenant or obligation by its terms is not required to be performed until after the Closing).

         8.03 Orders and Laws. On the Closing Date, the Confirmation Order shall be a Final Order and shall not be subject to any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements (or any pending Action or Proceeding seeking to do any of the foregoing). There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

         8.04 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental or Regulatory Authority (including without limitation, the Gaming Authorities) necessary to permit Seller to perform its obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall (i) have been duly obtained, made or given, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived, (iii) be in full force and effect and all terminations or expirations of waiting periods imposed by the HSR Act or any Governmental or Regulatory Authority necessary for the consummation of the transactions by Seller contemplated by this Agreement and the Operative Agreements shall have occurred.

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         8.05     Restated Credit Agreement. The Restated Credit Agreement and
the Restated Credit Agreement Security Documents shall be in effect and all conditions precedent to the effectiveness of the Restated Credit Agreement shall have been fulfilled or waived.

         8.06 Organizational Documents. Prior to the execution of this Agreement, Purchaser shall have provided Seller with true and correct copies of its articles of organization and operating agreement.

         8.07 Renovation Capital Expenditure. On the Closing Date, Purchaser shall have funded the Renovation Commitment (as defined in the Restated Credit Agreement) as required by the Restated Credit Agreement.

         8.08 Effectiveness of Plan. The conditions to the effectiveness of the Plan shall be satisfied.

ARTICLE IX. TAX MATTERS AND POST-CLOSING TAXES

         9.01     Taxes.

                  (a) Except as otherwise provided by the Bankruptcy Code or other Law, Seller shall pay all sales, use, withholding, gaming, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees relating to the pre-Closing period (including the Closing Date) or accruing prior to or at the Transfer Time ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless Purchaser on an after-Tax basis with respect to such Transfer Taxes. Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

                  (b) Except as otherwise provided by the Bankruptcy Code, Seller shall be and will remain liable for any fees or taxes due pursuant to NRS Chapter 463 which accrue prior to the Closing, including without limitation, liability for payment of any fees or taxes due pursuant to any subsequent deficiency determinations made under such statutes which relate to any period of time prior to the Closing.

                  (c) Seller shall be liable for the payment of all obligations referred to in NRS Sections 360.525 and 612.695. Purchaser and Seller hereby acknowledge that an amount sufficient to pay such obligations has not been withheld from the Consideration by Purchaser.

         9.02     Pre-Closing Tax Returns and Taxes.

                  (a) Seller shall timely prepare and file all required Tax Returns of Seller for taxable periods ending on or before the Closing Date ("Pre-Closing Tax Returns"). Seller shall timely pay or cause to be paid all Taxes of Seller or related to the Transferred Assets or Liabilities of Seller for all taxable periods ending on or before the Closing Date or otherwise relating to any period ending on or before the Closing Date ("Pre-Closing Taxes").

                  (b) Not later than five days before the due date for payment of Taxes with respect to any Tax Returns which Purchaser has the responsibility to file, Seller will pay to

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Purchaser an amount equal to that portion of the Taxes shown on such return for which Seller has an indemnification obligation pursuant to Section 9.03(a)(iv).

         9.03     Tax Indemnification.

                  (a) After the Closing Date, Seller will indemnify and hold harmless Purchaser from and against any and all claims, actions, causes of action, liabilities, losses, damages and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to (i) Pre-Closing Taxes of Seller; (ii) any Taxes of Seller measured by net or gross income (including without limitation, any Tax liability that arises solely by reason of Seller being severally liable for any Tax of any current or former Affiliate of Seller pursuant to Treasury Regulation Section 1.1502-6 or any analogous state or local Tax provision) and all other Taxes of Seller except those described in Section 9.03(b); (iii) all Taxes described in Section 9.01; and (iv) with respect to any Straddle Period, the portion of all Taxes of such Straddle Period relating to periods prior to or on the Closing Date (as further described in Section 9.03(b)).

                  (b) Purchaser will be responsible for, and Purchaser will indemnify and hold Seller harmless against, any and all liabilities with respect to Taxes arising out of the ownership of the Transferred Assets for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such tax period ending on the Closing Date shall (i) in the case of any Tax not based upon or related to income or receipts, be deemed the amount of such Tax for the entire tax period multiplied by a fraction the numerator of which is the number of days in the tax period ending on the Closing Date and the denominator of which is the number of days in the entire tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed the amount of Tax which would be payable if the relevant tax period ended on the Closing Date.

         9.04 Tax Cooperation. After the Closing Date, the Parties will cooperate with each other in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so requests, and will provide access to, and the cooperation of, their respective auditors. The Parties will cooperate with each other in connection with any Tax investigation, audit or other proceeding.

         9.05 Notification of Proceedings; Control. Seller shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to all Taxes, other than any Taxes for which Purchaser shall be liable after the Closing, and shall be entitled to all refunds with respect to such Taxes other than any Taxes for which Purchaser shall be liable after the Closing; provided that if Purchaser gives Seller written notice of any such audit, examination, adjustment or proposed adjustment (collectively, an "Adversary Proceeding") and Seller does not respond in writing to Purchaser within five days of the receipt of such notice that it intends to control the defense of such Adversary Proceeding, Purchaser shall have the right to control the defense of such Adversary Proceeding and enter into any reasonable settlement relating thereto; provided,

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further, that if Seller controls such Adversary Proceeding, Purchaser shall be entitled to have a representative present at all meetings, hearings, examinations and other proceedings with respect to such Adversary Proceeding. Purchaser shall have the right to control any audit or examination by any taxing authority for any Taxes for which Purchaser shall be liable after the Closing, and shall have the right to initiate any claim for refund, file any amended returns, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes for which Purchaser shall be liable after the Closing, and shall be entitled to all refunds with respect to such Taxes; provided, however, that Purchaser will consult in good faith with Seller with respect to any Taxes for periods that include the Closing Date, and Seller shall be entitled to any refunds for such period to the extent the refund is allocable, in accordance with the principles of Section 9.03(a), to that portion of such period ending on the Closing Date.

         9.06 Debt Restructuring Taxes. The Parties agree that treatment of all indebtedness to be assumed by Purchaser and all indebtedness to which any of the Transferred Assets is subject (including the secured claims of GECC and the Bank Group) under the Plan will be treated for federal income tax purposes as taking place immediately before the Transfer Time even if it actually occurs after or contemporaneously with the Transfer Time and Seller will be liable for all Taxes relating thereto, as provided in Treasury Regulations Section 1.1274-5(b)(1). For the avoidance of doubt, the Parties agree that no election will be made pursuant to Treasury Regulations Section 1.1274-5(b)(2).

ARTICLE X. POST-CLOSING EMPLOYMENT OBLIGATIONS OF PURCHASER.

         10.01    Hiring and Retaining Employees.

                  (a) Effective as of the Transfer Time, Purchaser shall make bona fide, good faith offers of employment to all of the non-union represented Employees, other than executive officers or probationary Employees, for employment at the Business on substantially similar terms and conditions in the aggregate as such employees are currently employed. In addition, Purchaser shall make bona fide, good faith offers of employment to all Employees represented by any unions (the "Union") and, subject to Seller's attainment of the Union's written agreement in a form satisfactory to Purchaser, to likewise remain bound by the current collective bargaining agreement(s) with the Union following the Transfer Time, and Purchaser will assume and be bound by such collective bargaining agreement(s). All Employees hired by Purchaser pursuant to this Article X shall be credited by Purchaser for their periods of employment with Seller through the Transfer Time for purposes of determining seniority and eligibility for employee benefits (to the extent such service was recognized for such purposes under comparable plans of Seller) and shall be eligible for benefits provided generally by Purchaser to its employees performing the same or substantially similar duties. For at least 91 days after the Transfer Time, Purchaser shall not, directly or indirectly, take any actions prohibited by or fail to take actions required by WARN that would subject Seller to any liability, penalties, or awards pursuant to WARN, and shall not, directly or indirectly, take any actions that would cause more than 49 Employees, including, but not limited to, executive officers and probationary Employees, to incur an Employment Loss within such period.

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

                  (b) From time to time after the execution of this Agreement, Seller shall be entitled to notify Employees regarding Purchaser's obligations under paragraph (a) of this Section 10.01.

         10.02 Purpose and Intent. The provisions of this Article X are intended to, among other things, effect a smooth transition of the ownership of the Business from Seller to Purchaser and of the employment of the Employees such that in connection with the transactions contemplated by this Agreement, Employees at the Business will not be deemed to have incurred an Employment Loss for which Seller had or will have obligations, Liabilities or responsibilities under WARN. Purchaser shall perform its obligations under this Article X in a spirit of cooperation and utmost good faith with a view towards achieving this intent. Seller shall seasonably notify Purchaser of any Employment Losses that occur within 90 days before the Transfer Time.

         10.03 Enforcement of Obligations. Purchaser acknowledges and agrees that a violation of any covenants or agreements in this Article X would cause irreparable injury to Seller and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Seller shall be entitled to temporary and permanent injunctive or other equitable relief from the Bankruptcy Court without the necessity of proving actual damages or posting bond. Purchaser also waives any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.

         10.04 Exception to Hiring Obligations. This Article X shall not require Purchaser to hire any Employees who freely and voluntarily choose not to be employed by Purchaser, so long as Purchaser has neither taken actions nor expressed an intention to take actions with respect to such Employees that would reasonably be expected to cause such Employees to incur an Employment Loss if they were to accept employment by Purchaser.

ARTICLE XI. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

         Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of either Party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other Party in this Agreement, Seller and Purchaser have the right to rely fully on the representations, warranties, covenants and agreements of each other contained in this Agreement (subject, however, to the limitations and qualifications of Seller's representations and warranties set forth in clause
(i) of the first paragraph of Article III). The representations and warranties in this Agreement will survive the Closing until, and terminate on, the date which is six months after the Closing Date; provided, however, that any representation or warranty that would otherwise terminate in accordance with the above provisions of this Article XI will continue to survive until the related claim for indemnification has been satisfied or otherwise resolved, but only if
(i) the Party or other Person who is entitled to the benefits of such representation or warranty is also entitled to indemnification under Article XII and (ii) on or prior to the date which is six months after the Closing Date, such Party or other Person has

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delivered to the breaching Party an Indemnity Notice relating to the representation or warranty that has been breached.

ARTICLE XII. INDEMNIFICATION AND OTHER REMEDIES.

         12.01 Indemnification by Seller. Subject to Section 12.03, Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to, (i) any breach of any representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement (which shall, in the event the Closing has occurred, include damages resulting from an item described in a Development Notification that was insufficient to permit Purchaser to terminate this Agreement pursuant to Section 14.01(f) due to the lack of a material adverse effect), (ii) any and all other Liabilities, obligations and costs of Seller arising prior to the Closing Date other than the Assumed Liabilities,
(iii) any and all other Liabilities, obligations and costs of Seller arising prior to the Closing Date (other than the Assumed Liabilities) but which are brought against Purchaser prior to or after the Closing Date and (iv) the failure of Seller to assume, pay, perform or discharge the Retained Liabilities.

         12.02 Indemnification by Purchaser. Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or (ii) after the Closing, the failure of Purchaser to assume, pay, perform and discharge the Assumed Liabilities or Post-Closing Taxes.

         12.03 Limitations on Seller's Liability. Notwithstanding anything to the contrary in this Agreement (including Sections 12.01 and 14.03), (i) if the Sales Process Order is not entered by the Bankruptcy Court, Seller shall have no liability for any Losses due to Purchaser or any Sponsor and (ii) if the Sales Process Order is entered by the Bankruptcy Court (y) subject to the following clauses (z) of this Section, no termination of this Agreement will relieve any Party of any liability for a breach of this Agreement occurring prior to such termination and (z) Seller's liability to the Purchaser Indemnified Parties for Losses arising from or relating to a breach of this Agreement by Seller shall be limited as follows:

                  (a) The Purchaser Indemnified Parties shall be entitled to recover such Losses (including attorneys' fees incurred by Purchaser in any Action or Proceeding to enforce Purchaser's rights under subclause (c) below) solely (except as otherwise provided in subclauses (c) and (d) below) from the Indemnity Escrow Amount, if any, then remaining in the Indemnity Escrow Account; provided that such Losses suffered, incurred or sustained by the Purchaser Indemnified Parties exceed $200,000 in the aggregate;

                  (b) If this Agreement has been terminated and the Closing has not occurred, the Purchaser Indemnified Parties shall be entitled to recover, as their sole and exclusive remedy, actual Losses sustained or incurred by them as a result of a breach of this Agreement by Seller, as determined by a Final Order of the Bankruptcy Court (or, in the event of a timely appeal of the

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relevant Order, by Final Order of the court having jurisdiction over such appeal or over any further appeal); provided, however, that in no event shall such recovery exceed (w) the dollar amount of the Breakup Fee (as specified in the first sentence of Section 2.09(a)) plus (x) any Expense Reimbursement payable under Section 2.09(c) minus (y) the Breakup Fee (if Purchaser has become entitled to the Breakup Fee under Section 2.09(c) and the amount of such fee has been paid) minus (z) the Expense Reimbursement (if Purchaser has become entitled to the Expense Reimbursement under Section 2.09(c) and the amount of such fee has been paid); and provided further, however, that Purchaser Indemnified
Parties shall not be entitled to recover consequential and punitive damages;

                  (c) Purchaser shall be entitled to an Order of specific performance or injunctive relief to remedy any such breach other than a breach of an obligation to pay money to Purchaser; and

                  (d) The limitations in this Section 12.03 shall not apply to payments required under Sections 2.10 or 2.11.

         12.04 Exculpation. None of Seller's present or former members, managers, directors, officers, employees, advisors, attorneys, accountants, financial advisors or agents shall have or incur any liability to Purchaser, or any of its respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of its successors or assigns, for any act or omission in connection with, relating to, or arising out of, this Agreement, the Operative Agreements, the Bankruptcy Case, the pursuit of confirmation of the Plan or the consummation of the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities with respect to this Agreement, under the Plan or in the context of the Bankruptcy Case. Purchaser and its agents, employees, representatives, financial advisors, attorneys, accountants or Affiliates shall not have any right of action against Seller's present or former members, managers, officers, directors, employees, advisors, attorneys, accountants, financial advisors or agents for any act or omission in connection with, relating to, or arising out of, this Agreement, the Bankruptcy Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, except for such willful misconduct and only to the extent provided in the preceding sentence.

ARTICLE XIII. CASUALTIES AND TAKING.

         13.01    Casualties.

                  (a) If any substantial damage to the Owned Real Property shall occur on or before the Closing Date by reason of fire or other casualty (either, a "Casualty"), Seller will give Purchaser notice of such event upon the earlier of the then-scheduled Closing Date or two Business Days following such Casualty. If and to the extent necessary to carry out the provisions of paragraph (b) of this Section 13.01, the Closing Date shall thereupon be rescheduled to the earliest practicable future date.

                  (b) If the cost to repair and restore the Owned Real Property exceeds $15,000,000 (as reasonably estimated and reported in writing to Seller and Purchaser by an

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independent and disinterested architect or registered professional engineer competent to make such estimate and selected by Seller not later than 15 Business Days following such Casualty) (the "Restoration Cost"), then Purchaser may elect to terminate this Agreement and abandon the transactions contemplated hereby pursuant to Section 14.01(g) by giving written notice to Seller to such effect within five Business Days after Purchaser's receipt of the written report of the architect or engineer referred to above. If the Restoration Cost exceeds $25,000,000, then Seller may elect to terminate this Agreement and abandon the transactions contemplated hereby pursuant to Section 14.01(g) by giving written notice to Purchaser to such effect within five Business Days after Seller's receipt of the written report of the architect or engineer referred to above. If neither Party timely elects to terminate and abandon as hereinabove provided, or if Purchaser is obligated to close because the Restoration Cost does not exceed $15,000,000 (and provided neither Party has otherwise properly terminated this Agreement and abandoned the transactions contemplated hereby in accordance with
Section 14.01), then the Closing shall take place as herein provided without adjustment of the Consideration and Seller shall, pursuant to Section 2.07, pay or assign to Purchaser the proceeds from all fire and other casualty insurance paid or payable with respect to the Casualty; provided, however, such proceeds will not be treated as Transferred Cash or Working Capital (except to the extent, if any, that the Assets and Properties in respect of which the insurance proceeds are paid or payable would have been so treated).

         13.02 Taking. In the event that Seller has knowledge through receipt of written notice of the actual or threatened taking of all or any part of the Owned Real Property by exercise of right of eminent domain, Seller will give Purchaser prompt written notice (a "Condemnation Notice") of such event. If, on or before the Closing Date, all of the Owned Real Property shall be taken or threatened to be taken by exercise of right of eminent domain, or there shall be taken or threatened to be taken so material a part thereof that, in the reasonable judgment of Purchaser, the taking does, or in the case of a threatened taking will, materially interfere with the operation of the Business, then Purchaser may terminate this Agreement and abandon the transactions contemplated hereby pursuant to Section 14.01(g) by giving Seller written notice to such effect by the earlier of (i) the then-scheduled Closing Date or (ii) 30 days after Seller has given Purchaser the Condemnation Notice. If Purchaser does not timely elect to terminate this Agreement and abandon the transactions contemplated hereby or if Purchaser is obligated to close because the condemnation does not materially interfere with the operation of the Business (and provided neither Party has otherwise properly terminated this Agreement and abandoned the transactions contemplated hereby in accordance with Section 14.01), then the Closing shall take place as herein provided without any abatement of the Consideration, and Seller shall, pursuant to Section 2.07, assign to Purchaser all of Seller's right, title and interest in and to any condemnation award; provided, however, such award will not be treated as Transferred Cash or Working Capital (except to the extent, if any, that the Assets and Properties in respect of which the award is paid or payable would have been so treated). For purposes of this Section 13.02, the term "taking" shall include temporary as well as permanent takings, and a taking shall not be deemed "threatened" unless and until a fund for the payment of the anticipated compensation for such taking shall have been appropriated or some official action with respect to such taking shall have been taken by a governmental body possessing powers of eminent domain.

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ARTICLE XIV. TERMINATION.

         14.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned before the Closing:

                  (a) by Seller if Purchaser materially breaches this Agreement and, if such breach is capable of cure, fails to cure such breach within 30 days after receipt of written notice thereof from Seller, in which case Seller shall be entitled to the Earnest Money Deposit and all interest earned thereon (unless the event giving rise to such termination is directly caused by the failure of the Bank Group Approvals to have been given, in which case the Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon);

                  (b) by Seller if (i) Purchaser withdraws any applications, notices or other documents previously filed with, or submitted to, any Governmental or Regulatory Authority that are necessary for the conditions specified in Sections 7.04 or 8.04 to be satisfied, (ii) the application submitted by Purchaser appears on the State Gaming Control Board agenda and is "referred back to staff" by the State Gaming Control Board, without the State Gaming Control Board having scheduled a definitive date, within the next 90 days, when Purchaser's application would receive final action, or (iii) any Governmental or Regulatory Authority (A) issues a decision not to give any consents or approvals or not to take any actions specified in Section 7.04 or
(B) withdraws, revokes, cancels or nullifies any such consents or approvals that were previously given or any such actions that were previously taken, but only if the occurrence of any of the events specified in clauses (i), (ii) or (iii) of this paragraph (b) is not caused by a breach, active participation or deliberate nonfeasance by Seller, in which case Seller shall be entitled to the Earnest Money Deposit and all interest earned thereon (unless the event giving rise to such termination is directly caused by the failure of the Bank Group Approvals to have been given, in which case the Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon);

                  (c) by Seller if Purchaser has made an Appellate Proceeding Election and Seller delivers to Purchaser written notice of termination and abandonment within 15 days after Seller's receipt of Purchaser's notice of the Appellate Proceeding Election, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon;

                  (d) by Seller if (i) the Bankruptcy Court enters the Alternative Transaction Order, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon;

                  (e) by Purchaser if Seller materially breaches this Agreement and, if such breach is capable of cure, fails to cure such breach within 30 days after receipt of written notice thereof from Purchaser, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon; provided, however, that with respect to (A) any Development of which Seller has given to Purchaser a Development Notification or (B) a breach by Seller of any of its representations or warranties herein which constitutes the material breach of this Agreement specified above in this paragraph (e) (a "Representation or Warranty Breach"), Purchaser's right to terminate this Agreement and abandon the transactions contemplated hereby shall be governed exclusively by Section 14.01(f);

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                  (f)      by Purchaser if (i) (A) within 30 days immediately
preceding such termination, Seller has given Purchaser a Development Notification or (B) Seller has committed a Representation or Warranty Breach and
(ii) the Development that is the subject of such Development Notification or the Representation or Warranty Breach (as the case may be) has had a material adverse effect on the Condition of the Business, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon;

                  (g) by Purchaser, in accordance with the terms of Sections 2.09(d), 13.01(b) or 13.02 or by Seller in accordance with the terms of
Section 13.01(b), in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon;

                  (h) by Seller or Purchaser if Sections 6.10 or 6.11 are not satisfied, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon and neither Purchaser nor Seller shall be responsible for any damages as a result of the requirements of such sections not being satisfied.

                  (i) by Purchaser or by Seller if the conditions specified in Sections 7.03 or 8.03, respectively, have not been satisfied or waived by the Expiration Date, but only if the failure to satisfy any such conditions is not caused by a breach, active participation or deliberate nonfeasance by the terminating Party, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon (unless the event giving rise to such termination is related to the failure by Purchaser to satisfy the conditions specified in the first sentence of Section 7.04, in which case such termination shall be governed by paragraph (b) of this Section);

                  (j) by Purchaser if on or prior to the 150th day after the Bankruptcy Court enters the Confirmation Order (i) an event has occurred or condition exists that has or would reasonably be expected to have a material adverse effect on the (A) Condition of the Business (based on how the Business has been conducted by Seller) or (B) gaming business (taken as a whole) conducted by casinos located on the portion of Las Vegas Boulevard in Clark County, Nevada bounded by Blue Diamond Road at the south end and Oakey Boulevard at the north end, other than any such material adverse effect that was the direct or indirect result of any action or inaction by Purchaser or its Affiliates and (ii) Purchaser has delivered to Seller a notice of termination and abandonment pursuant to this paragraph (j), in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon;

                  (k) by Seller (in the circumstance described in the following clause (1))or by Purchaser (in the circumstances described in the following clauses (1) and (2)) if (1) the Closing has not occurred by the later of (i) the first anniversary date of the entry of the Confirmation Order or (ii) the date provided in Section 14.02 if Purchaser exercises its extension rights thereunder (either, the "Expiration Date"), but only if such failure of the Closing to occur is not caused by a breach, active participation or deliberate nonfeasance by the terminating Party or delays in obtaining Gaming Authorities' approvals that are caused by the terminating Party, in which case Seller shall be entitled to the Earnest Money Deposit and all interest earned thereon; provided, however, that if on the Expiration Date Purchaser is entitled to exercise its termination and abandonment rights under paragraphs (i) or (j) of this Section 14.01 or if the failure of any condition precedent to the Closing to have been satisfied as of the Expiration Date is the direct

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result of a breach by Seller or is directly caused by the Bank Group Approvals having not been given, then Purchaser shall be entitled under this paragraph (k) to the Earnest Money Deposit and all interest earned thereon; or (2) there is an assertion by the Restated Credit Agreement Agent or by the requisite lenders under the Restated Credit Agreement of the failure of the condition set forth in
Section 5.1(j) of the Restated Credit Agreement, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon;

                  (l) by Seller if the Bankruptcy Court fails or refuses to enter the Sales Process Order by the 16th day after the expiration of the Non-Solicitation Period, in which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon; or

                  (m) by mutual agreement of Purchaser and Seller, in which case entitlement to the Earnest Money Deposit and all interest thereon shall be determined by such mutual agreement.

         14.02 Extension of Expiration Date. If the Closing has not occurred by the first anniversary date of the entry of the Confirmation Order and this Agreement has not already been terminated and the transactions contemplated hereby have not already been abandoned in accordance with any paragraph of
Section 14.01 other than paragraph (k), then Purchaser may (but shall not be obligated to) extend the Expiration Date for not more than three consecutive one-month periods. To effectuate each one-month extension, Purchaser shall deliver an Extension Notice to Seller by not later than 10 days prior to the commencement of each one-month extension and pay an Extension Earnest Money Deposit pursuant to Section 2.03(c) not later than one Business Day after providing such notice.

         14.03    Effect of Termination.

                  (a) Without limiting the generality of paragraph (b) of this Section, if this Agreement is terminated and the transactions contemplated hereby are abandoned before the Closing in accordance with any of paragraphs (a) through (m) of Section 14.01, the Parties' respective termination and abandonment rights under any other of paragraphs (a) through (m) of Section
14.01 shall thereupon cease and become null and void.

                  (b) If this Agreement is terminated and the transactions contemplated hereby are abandoned before the Closing, this Agreement shall become null and void and there will be no liability or obligation under this Agreement on the part of any Party or any of such Party's officers, directors, managers, employees, agents or other Representatives or Affiliates, except that the provisions of Section 2.09(c), which relate to payment of the Breakup Fee and the Expense Reimbursement, and Sections 5.07(f)(iii), 5.07(g)(v), 12.01, 12.02, 12.03, 12.04, 14.01, 14.03, 15.01, 15.02, 15.03, 15.04, 15.05, 15.06,
15.07, 15.10, 15.11, 15.12, 15.13, 15.14, 15.15 and 15.16 shall survive such termination and abandonment.

ARTICLE XV. MISCELLANEOUS.

         15.01 Notices. All notices, requests and other communications hereunder or under any of the Operative Agreements must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

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

                If to Purchaser, to:      Mr. Robert Earl
                                          c/o Planet Hollywood International,
                                            Inc.
                                          8663 Commodity Circle
                                          Orlando, FL  32819
                                          Tel.: (407) 876-1621
                                          Fax:  (407) 876-1836

                and a copy to:            Bay Harbour Management LC
                                          885 Third Avenue, 34th Floor
                                          New York, NY  10022
                                          Attn.: Mr. Douglas P. Teitelbaum
                                          Tel.: (212) 371-2211
                                          Fax:  (212) 371-7497

                with a copy of any        Jones Day
                notice to Purchaser, to:  2727 North Harwood
                                          Dallas, TX  75201
                                          Attn: Michael Weinberg, Esq.
                                          Tel.: (214) 969-2945
                                          Fax:  (214) 969-5100

                If to Seller, to:         Aladdin Gaming, LLC
                                          3667 Las Vegas Blvd. So.
                                          Las Vegas, NV  89109
                                          Attn.: Mr. Thomas A. Lettero
                                          Tel.: (702) 785-5222
                                          Fax:  (702) 785-5061

                with a copy of any        Gordon & Silver, Ltd.
                notice to Seller, to:     3960 Howard Hughes Parkway, 9th Floor
                                          Las Vegas, NV  89109
                                          Attn.: Gerald M. Gordon, Esq.
                                          Tel.: (702) 796-5555
                                          Fax:  (702) 369-2666

                and a copy to:            BNY Asset Solutions, LLC
                                          600 East Las Colinas Blvd., Suite 1300
                                          Irving, TX 75039
                                          Attn.: Jeff Scott
                                          Tel.: (972) 401-8573
                                          Fax:  (972) 401-8555

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

                and a copy to:            Kaye Scholer LLP
                                          425 Park Avenue
                                          New York, NY  10022-3598
                                          Attn.: Michael B. Solow, Esq.
                                          Tel.: (212) 836-8505
                                          Fax:  (212) 836-8689

                and a copy to:            General Electric Capital Corporation
                                          Capital Funding, Inc.
                                          Portfolio Group
                                          401 Merritt Seven, 2nd Floor
                                          Norwalk, CT  06856
                                          Attn.: Mr. Carl Peterson, Aladdin Risk
                                                 Manager
                                          Tel.: (203) 229-1831
                                          Fax:  (203) 229-1992

                and a copy to:            Shea & Carlyon, Ltd.
                                          233 S. Fourth Street, 2d Floor
                                          Las Vegas, NV  89101
                                          Attn.: Candace Carlyon, Esq.
                                          Tel.: (702) 471-7432
                                          Fax:  (702) 471-7435

                and a copy to:            Stutman, Treister & Glatt Professional
                                            Corporation
                                          3699 Wilshire Boulevard
                                          Suite 900
                                          Los Angeles, CA  90010
                                          Attn.: Frank Merola, Esq.
                                          Telephone: (213) 251-5160
                                          Facsimile: (213) 251-5288

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 15.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 15.01, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 15.01, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 15.01). A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

         15.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements among the Parties with respect to the subject matter hereof and thereof, and constitute the sole and entire agreement among the Parties with respect to such subject matter.

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

         15.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation, Sections 2.09 and 14.03), whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

         15.04    Intentionally Omitted.

         15.05 Waiver; Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         15.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

         15.07 No Third Party Beneficiary. The terms and provisions of this Agreement and the Operative Agreements are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than (i) a Sponsor in respect of its right to the Expense Reimbursement and any Person entitled to indemnity, other remedies or release under Article XII or Section 14.03; and (ii) solely to the extent that Seller is relieved of any duty, obligation or liability pursuant to the terms of this Agreement, each and every lender under the Restated Credit Agreement and their agents and assigns will also be relieved of such duty, obligation or liability owed to Purchaser co-extensively with Seller.

         15.08 No Assignment; Binding Effect. Neither this Agreement, the Operative Agreements nor any right, interest or obligation hereunder or thereunder may be assigned by Purchaser without the prior written consent of Seller and any attempt to do so will be void, except (i) for assignments and transfers by operation of Law and (ii) that Purchaser may assign any or all of its rights, interests and obligations hereunder or thereunder (including without limitation, its rights under Article XII) to (A) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, (B) a wholly-owned subsidiary or (C) another Person that is 100% owned and controlled by, Robert Earl and Bay Harbour or their Affiliates. Subject to the preceding sentence, this Agreement and the Operative Agreements are binding upon, inure to the benefit of, and are enforceable by the Parties and their respective successors and assigns including, solely with respect to Sections 2.09(a) and (b), any Chapter 7 or 11 trustee(s) that may be appointed with respect to Seller.

         15.09 Directors and Officers. Neither this Agreement nor the Operative Agreements shall confer any obligation on the part of any directors, officers, managers or employees of Seller or any of its Affiliates to remain employed by, or to remain as directors, officers, managers or employees of, any such entities after the date of this Agreement.

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

         15.10 Headings. The headings used in this Agreement or in the Operative Agreements have been inserted for convenience of reference only and do not define or limit the provisions hereof or thereof.

         15.11 Consent to Jurisdiction; Venue. Each Party irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court in any action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

         15.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         15.13 Governing Law. This Agreement and the Operative Agreements shall be governed by and construed in accordance with the (i) Laws of the State of Nevada applicable to a contract executed and performed exclusively in the State of Nevada, without giving effect to the conflicts of laws principles thereof, and (ii) the Bankruptcy Code, to the extent applicable.

         15.14 Counterparts. This Agreement and each of the Operative Agreements may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         15.15 Employees and Independent Contractors. Until the Closing or the termination of this Agreement, other than termination because of a material breach or material default by Purchaser, Purchaser shall not, and Purchaser shall cause its Affiliates not to, directly or indirectly, hire or seek to hire any Employees, any officers, managers or employees of Seller or any Affiliate of Seller (collectively, the "Subject Employers") or any independent contractors substantially all of whose day-to-day services are performed at the Hotel/Casino or for the benefit of any of the Subject Employers or encourage any of the foregoing Persons to terminate their employment or independent contractor relationship (as the case may be) with any of the Subject Employers unless the Subject Employers have first terminated such Persons' employment or independent contractor relationship. In the event of termination of this Agreement because of a material breach or material default by Purchaser, Purchaser's obligations under this Section 15.15 shall survive such termination.

         15.16    Recordation. This Agreement shall not be recorded.

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

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

PURCHASER:                                SELLER:

OpBiz, L.L.C.,                            Aladdin Gaming, LLC,
a Nevada limited liability company        a Nevada limited-liability company

By:    /s/ Douglas P. Teitelbaum          By:    /s/ Thomas A. Lettero
       -----------------------------             -----------------------------
Name:  Douglas R. Teitelbaum              Name:  Thomas A. Lettero
Title: Authorized Agent                   Title: Senior Vice President and
                                                 Chief Financial Officer

By:    /s/ Robert Earl
       -----------------------------
Name:  Robert Earl
Title: Authorized Agent

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